EXHIBIT 6

Company Agreement Tulsa Real Estate Fund, LLC
A Georgia Limited Liability Company March 1, 2017

NOTICE:

THE INTERESTS REPRESENTED BY THIS COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR QUALIFIED UNDER APPLICABLE SECURITIES LAWS IN RELIANCE ON EXCEPTIONS THEREFROM UNDER REGULATION D, RULE 506 AND THE SECURITIES ACT OF 1933, SECTION 4(a)(2). THESE INTERESTS ARE BEING ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH INTERESTS UNDER THE SECURITIES ACT OF 1933, APPLICABLE REGULATIONS PROMULGATED PURSUANT THERETO, AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND REGULATIONS (UNLESS EXEMPT THEREFROM). EACH PURCHASER REPRESENTS THAT THE PURCHASER IS PURCHASING FOR THE PURCHASER’S OWN ACCOUNT (OR A TRUST ACCOUNT IF THE PURCHASER IS A TRUSTEE) AND NOT WITH A VIEW TO SELL IN CONNECTION WITH ANY

Table of Contents

1	Formation, Name, Purposes	1
1.1	Georgia Limited Liability Company	1
1.2	Name	1
1.3	Place of Business	2
1.4	Manager	2
1.5	Manager’s Compensation	2
1.6	Members	2
1.7	Nature of Members’ Interests	3
1.8	Intent to Be Treated as a Partnership	3
1.9	Nature of Business	3
1.10	Objectives	3
1.11	Term	4
1.12	Registered Agent	4

2	Capitalization of the Company	4
2.1	Member Classes	4
2.2	Percentage Interests	5
2.3	Capital Calls; Default of Member	5
2.4	Time of Capital Contributions; Withdrawal Not Permitted	6
2.5	Capital Accounts	6

3	Manager Advances and Member Loans	6
3.1	Manager Advances	6
3.2	Member Loans	7
3.3	Right and Priority of Repayment	7
3.4	Third Party Loans	7

4	Cash Distributions to Members	7
4.1	Cash Distributions during Operations	7
4.2	Withdrawal and Redemption	8

5	Manager’s Fees or Other Compensation	9
5.1	Expense Reimbursement	9
5.2	Fees Paid to Manager and/or Third Parties	10

6	Rights and Duties of Manager	11
6.1	Management	11
6.2	Number of Managers, Tenure, and Qualifications	11
6.3	Authority of the Manager	11
6.4	Major Decisions; Restrictions on Authority of Manager	12
6.5	Employment of Affiliated or Unaffiliated Service Providers	13
6.6	Delegation of Duties	13
6.7	Consultation; Quarterly Reports	13
6.8	Manager’s Reliance on Information Provided by Others	13
6.9	Fiduciary Duties of Manager	14
6.10	Limited Liability of the Members and the Manager	15

Tulsa Real Estate Fund, LLC	ii	Company Agreement

6.11	Indemnification of the Manager and the Members	15
6.12	Liability Insurance	16
6.13	Manager Has No Exclusive Duty to Company	16

7	Rights and Obligations of Members	16
7.1	Limitation of Liability	16
7.2	Company Debt Liability	16
7.3	Authority of the Members; Summary of Voting Rights	17
7.4	Participation	17
7.5	Deadlock	18

8	Resignation or Removal of the Manager	18
8.1	Resignation	18
8.2	Removal Process; Notice to Perform	18
8.3	Reasons for Removal; Good Cause Defined	18
8.4	Removal Notice Requirements	19
8.5	Effect of Resignation or Removal on Manager’s Cash Distributions and Fees	20
8.6	Applicability of Internal Dispute Resolution Procedure	20
8.7	Vacancies	21

9	Meetings of Members	21
9.1	Annual Meeting	21
9.2	Meetings	21
9.3	Place of Meetings	21
9.4	Notice of Meetings	21
9.5	Meeting of all Members	21
9.6	Record Date	22
9.7	Quorum	22
9.8	Manner of Acting	22
9.9	Proxies	22
9.10	Action by Members without a Meeting	22
9.11	Electronic Meetings	23
9.12	Waiver of Notice	23

10	Fiscal Year, Books and Records, Bank Accounts, Tax Matters	23
10.1	Fiscal Year	23
10.2	Company Books and Records	23
10.3	Bank Accounts	24
10.4	Reports and Statements	24
10.5	Tax Matters	24

11	Voluntary Transfer; Additional and Substitute Members	25
11.1	Voluntary Withdrawal, Resignation or Disassociation Prohibited	25
11.2	Admission of Additional Members	25
11.3	Transfer Prohibited Except as Expressly Authorized Herein	25
11.4	Conditions for Permissible Voluntary Transfer; Substitution	26

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11.5	Voluntary Transfer; Right of First Refusal	26
11.6	Withdrawal After One Year	28

12	Involuntary Transfer; Disassociation	28
12.1	Disassociation for Cause	28
12.2	Disassociation by Operation of Law	29
12.3	Effect of Disassociation	29
12.4	Sale and Valuation of a Disassociated Member’s Interest	30
12.5	Closing	30
12.6	Payment for a Disassociated Member’s Interest	31
12.7	Transfer of Economic Interest; Rights of an Involuntary Transferee	31

13	Internal Dispute Resolution Procedure	32
13.1	Notice of Disputes	32
13.2	Negotiation of Disputes	32
13.3	Mandatory Alternative Dispute Resolution	33
13.4	Mediation	34
13.5	Arbitration	34

14	Dissolution and Termination of the Company	35
14.1	Dissolution	35
14.2	Termination of a Member Does Not Require Dissolution	36
14.3	Procedure for Winding-Up	36

15	Miscellaneous Provisions	36
15.1	Notices	36
15.2	Amendments	37
15.3	Binding Effect	37
15.4	Construction	37
15.5	Time	37
15.6	Headings	37
15.7	Agreement Is Controlling	37
15.8	Severability	38
15.9	Incorporation by Reference	38
15.10	Additional Acts and Documents	38
15.11	Georgia Law	38
15.12	Counterpart Execution	38
15.13	Merger	38

Appendix A: Member Signature and Contact Page	1
Appendix B: Table 1, Class A Members	1
Appendix B: Table 2, Class B Members	2
Appendix C: Capital Accounts and Allocations	1
Appendix D: Definitions	1

Tulsa Real Estate Fund, LLC	iv	Company Agreement

1. Formation, Name, Purposes

This Company Agreement (Agreement) is made and entered into as of the date executed below by and among those Persons whose names and addresses are set forth in Appendix A hereto (the Members), being the Members of Tulsa Real Estate Fund, LLC, a Georgia manager-managed limited liability company (the Company or Equity Endeavors), and the Manager, each of whom represent and agree as follows:

1.1 Georgia Limited Liability Company

Each of the signatories to this Agreement shall be referenced herein as a “Member” and collectively, as the “Members” as defined in Appendix D hereof.

The Manager has formed a manager-managed Georgia limited liability company (the Company) by executing and delivering the Certificate of Formation to the Georgia Secretary of State in accordance with the Georgia Limited Liability Company Act, as codified in the Georgia Code, Title 14, Chapter 11, as may be amended from time to time. The rights and liabilities of the Members shall be as provided in the Act except as may be modified in this Agreement.

The Members acknowledge that under the applicable provisions of the Act, the Company may be either “member-managed” or “manager-managed,” and that they have specifically, by their signatures hereof, elected to form a manager-managed Company. Accordingly, management of the affairs of the Company shall be vested in the Manager of the Company, as set forth in Article 6 hereof, subject to any provisions of this Agreement (e.g., Articles 7 or 8), or in the Act restricting, enlarging or modifying the rights and duties of the Manager or management procedures.

The Members shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company under the Act.

1.2 Name

The name of the Company is Tulsa Real Estate Fund, LLC, a Georgia limited liability company.

Tulsa Real Estate Fund, LLC	1	Company Agreement

1.3 Place of Business

The name of the Company is Tulsa Real Estate Fund, LLC, a Georgia limited liability company (the Company). The Company’s principal place of business is:

Tulsa Real Estate Fund, LLC

c/o Tulsa Founders, LLC

2221 Peachtree Road NE, Suite D380

Atlanta, GA, 30309, USA

or such other place as the Manager shall determine.

1.4 Manager

The initial Manager of the Company is Tulsa Founders, LLC, a Georgia limited liability company (the Manager).

The address where all correspondence for the Manager should be sent is:

Tulsa Founders, LLC

2221 Peachtree Road NE, Suite D380

Atlanta, GA, 30309, USA

1.5 Manager’s Compensation

The Manager or its members shall receive an allocation of Profits and Losses and a right to Distributions from the Company in accordance with Articles 4 and 5 hereof. Further, they shall be reimbursed for all out-of-pocket expenses incurred in connection with the organization of the Company.

1.6 Members

Each of the signatories to this Agreement shall be referenced herein as a “Member” and collectively, as the “Members” as defined in Appendix D hereof. The Members shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company under the Act.

Every Member will be required to complete, execute and return an original Signature Page of this Agreement, the form of which is attached hereto as Appendix A. The Manager will maintain an updated list of all Members as shown on Appendix B to this Agreement.

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1.7 Nature of Members’ Interests

The Interests of the Members in the Company shall be personal property for all purposes. Legal title to all Company Assets shall be held in the name of the Company. Neither any Member or a successor, representative, or assignee of such Member, shall have any right, title or interest in the Company’s Assets or the right to partition any real property owned by the Company. Interests may, but are not required to, be evidenced by a certificate of Membership Interest or Receipt and Acknowledgment issued by the Company, in such form as the Manager may determine.

1.8 Intent to Be Treated as a Partnership

It is the intent of the Manager and the Members that the Company shall always be operated in a manner consistent with its treatment as a partnership for federal income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a partnership for purposes of section 303 of the Federal Bankruptcy Code. No Manager or Member shall take any action inconsistent with the express intent of the Members.

1.9 Nature of Business

This Offering involves the purchase of distressed residential (single-family and multi-family) real estate throughout the United States that the Company intends to renovate. Depending on the market and the individual asset, the Manager may elect to immediately sell certain Properties upon completion of rehabilitation (fix and flip Properties) or hold other Properties for the duration of the Company as rental property. Notwithstanding the foregoing, subject to unanimous approval of the Members, the Company may engage in any lawful business activity in which a Georgia limited liability company may engage, except that the Company shall not engage in the trust company business or the business of banking or insurance.

1.10 Objectives

By lending to Borrowers, the Manager intends to accomplish the following objectives for the Members:

•	Lend Company capital to real estate entrepreneurs for the purposes of acquiring, renovating, operating, and eventually disposing of Properties.

•	Provide Members with real estate investment opportunities.

•	Provide Members with limited liability.

•	Provide Cash Distributions for the Members.

•	Provide for self-liquidation of the investment.

•	Allow the Class A Members minimal involvement in real estate management.

•	Keep Members apprised of Company affairs.

Tulsa Real Estate Fund, LLC	3	Company Agreement

1.11 Term

The Company commenced operations upon the filing of its Certificate of Formation and shall be perpetual unless sooner terminated under the provisions of Article 14 hereof.

1.12 Registered Agent

The Company’s initial office and initial registered agent are provided in its Certificate of Formation. The Manager may change the registered agent (or such agent’s address) from time to time by causing the filing of the new address and/or name of the new registered agent in accordance with the Act. However, the Company shall, at all times maintain a registered agent in the State of Georgia who shall be authorized to accept service on behalf of the Company.

2. Capitalization of the Company

2.1 Member Classes

There are two (2) classes of Members, Class A and Class B. The Manager shall record the name and address of each of the Members in Appendix B to this Agreement. Member classes shall be allocated as provided below:

2.1.1 Class A Members

Investors who contribute capital to the Company through Contributions of cash in exchange for the purchase of Class A Interests issued by the Company shall become Class A Members of the Company, once admitted by the Manager.

The Capital Contributions of the Class A Members shall result in fifty percent (50%) of the total interests in the Company

The minimum investment amount required of a Class A Investor is Five Hundred Dollars ($500) or Ten (10) Interests, however, the Manager reserves the right to accept less than the minimum investment amount from a single Class A Investor in order to achieve the maximum dollar amount of Interests to the Class A Investors, if less than the minimum investment amount required of each Class A Investor is needed to do so.

2.1.2 Class B Members

The Manager (or its members and/or their Affiliates) will retain ownership of fifty percent (50%) of the Interests in the Company in exchange for services to the Company. The Class B Interests shall be subordinate to the Class A Interests. The issuance of Class B Interests is irrevocable even if TULSA FOUNDERS, LLC is removed or resigns as the Manager of the Company.

Tulsa Real Estate Fund, LLC	4	Company Agreement

The Manager reserves the right to allow the Class B Members (or their members or Affiliates) to sell, grant, transfer, or convey a minority of the Class B Interests to others without permission of the Class A Members as long as doing so does not: a) dilute the Interests or percentage returns to the Class A Members, or b) allow any other Class B Member to exert management control over the Manager.

TULSA FOUNDERS, LLC, its Affiliates or members (and/or their affiliates) may purchase Class A Interests at such value as may be established from time to time on transfer of a Class A Member’s Interest per Articles 11 or 12 of this Agreement), but they may be allowed to invest less than the minimum investment amount required of other Class A Members, at the Manager’s sole discretion.

2.2 Percentage Interests

The Manager shall list the number of Units purchased and/or the dollar amount of each Member’s Capital Contribution and Percentage Interests in Appendix B. Percentage Interests of the Members will be calculated in relation to the other Members in their Member class or in relation to the total Interests.

2.3 Capital Calls; Default of Member

Although the Manager intends to raise sufficient money from Investors in order to make Loans to Borrowers, it is possible that the Manager may make a capital call in order to raise Additional Capital Contributions with which to achieve the Company’s objectives and policies as outlined in the Memorandum.

2.3.1 Additional Capital Contributions.

No Member shall be required to make an Additional Capital Contribution.

2.3.2 Cash Capital Contributions.

If any portion (an “Unpaid Portion”) of any Member’s Commitment consists of an obligation of such Member to contribute cash or property to the Company in the future, which obligation has not yet been discharged, the other Members may require such Member to contribute cash in an amount equal to the product of such Member’s Percentage Interest multiplied by all monies that in the judgment of the other Members are necessary to enable the Company to operate its business and maintain its assets and to discharge its costs, expenses, obligations, and liabilities; provided, however, that under no circumstances, shall a Member be obligated under this Section to contribute cash in an amount, in excess of the agreed value (as stated in Company’s records) of such Member’s Unpaid portion. Nothing contained in this Section is or shall be deemed to be for the benefit of any Person other than Members and the Company, and no such Person shall under any circumstances have any right to compel any actions or payments by the Members.

Tulsa Real Estate Fund, LLC	5	Company Agreement

2.3.3 Failure to Contribute.

If a Member (“Delinquent Member”) does not contribute all or any portion of the Capital Contribution required pursuant to and at the time required by, such Member’s Commitment, the Company may sell additional interests in the Company to existing Members on a Right of First Refusal Basis at a rate of 1.5 times the value of the original investment. If the existing Members of the Company do not elect to participate in the purchase of additional interests, the Company may sell the interests to a third party at a rate of 1.5 times the value of the original investment. For example, if there is a Capital Call of $100,000 to which a Member is called to contribute 10%, and the Member fails to contribute, the dilution will actually count towards their Percentage Interest at a rate of 1.5 times the value and it will instead be attributed to the value of the purchasing Member or third party.

2.4 Time of Capital Contributions; Withdrawal Not Permitted

Member Capital Contributions shall be made in full on admission to the Company. No portion of the capital of the Company may be withdrawn until dissolution of the Company, except as otherwise expressly provided in this Agreement.

2.5 Capital Accounts

An individual Capital Account shall be maintained for each Member in accordance with Treasury Regulation section 1.704-1(b)(2)(iv) and as further described in the attached Appendix C. Calculation of Member Percentage Interests will be determined on close of the offering to new Investors, and shall be calculated as described in Article 2.2 hereof.

3. Manager Advances and Member Loans

If required to protect or preserve the Company’s assets, the Manager has the sole discretion to apply other available Company funds to pay any Company obligations. However, if sufficient Company funds are not available, the Manager or one or more Members may loan funds to the Company subject to the following provisions:

3.1 Manager Advances

The Manager may, but is not required to loan its own funds or defer reimbursement of its out-of-pocket expenses as an Advance. The Company shall reimburse the Manager for any such Advance from the date of the loan or deferral as soon as is practical together with the simple annualized interest at ten percent (10%). Interest on Manager Advances shall be an expense of the Company when paid and shall accrue from the date of inception for a Manager loan, or from the date reimbursement was due for any Advance related to a deferred reimbursement.

Tulsa Real Estate Fund, LLC	6	Company Agreement

3.2 Member Loans

Alternatively, the Manager may obtain a loan from one or more Members as and when necessary to continue the business of the Company, which shall earn ten percent (10%) per annum Interest from the date of inception.

3.3 Right and Priority of Repayment

Principal and interest payments for a Manager Advance or Member Loan will be paid as an expense of the Company as soon as sufficient Company funds are available, or held for longer in order to build up Company reserves, at the Manager’s sole discretion. A Manager or Member that makes a loan to the Company shall be deemed an unsecured creditor of the Company for the purpose of determining its right and priority of repayment of interest and principal of such Advance or Loan, and repayment of the Principal will be paid in the order the Advance or Loan was made.

3.4 Third Party Loans

In the event of a failed capital call, or the unavailability of a Manager Advance or Member Loan, the Manager may obtain a loan and/or credit from one or more third parties as it deems appropriate to further the business objectives of the Company. Such loan shall be made to the Company on such terms as the Manager deems reasonable and appropriate after taking into account the urgency and need for the funds.

4. Cash Distributions to Members

The Members may receive Distributable Cash from the Company as authorized in the Agreement. In general, the Manager intends to operate the Company in such a manner as to generate Distributable Cash it can share with the Members.

Distributable Cash shall be determined in the sole discretion of the Manager after withholding sufficient Working Capital and Reserves. Distributions to Class A Members, when made, will be allocated among them in proportion to their Percentage Interests in the Class A Interests.

Distributable Cash, if any will be distributed until expended, in the order described in Sections 4.1 and 4.2 below, depending on the phase of operation of the Company. Distributions will be evaluated on a quarterly basis, although the Manager anticipates that there may not be any Distributions until one full year after investing activities have commenced.

4.1 Cash Distributions during Operations

Cash Flow, if any, derived from operation of the Company will be evaluated on a quarterly basis, and disbursed in the order provided below until expended.

Tulsa Real Estate Fund, LLC	7	Company Agreement

4.1.1 Preferred Return

First, to the Members, pro rata in accordance with their percentage interests in the Company (as defined in the Operating Agreement - “Percentage Interest”), until all Members have received a cumulative, non-compounded preferred return of 8% per annum on their Capital Contributions.

4.1.2 Distributions to the Class A and Class B Members

Second, fifty percent (50%) to the Members in proportion to their respective Percentage Interests, and fifty percent (50%) to the Manager.

4.1.3 No Return of Capital.

The payments made pursuant to Section 4.1.1, shall not be deemed a return of any portion of a Member’s initial capital contribution. However, the Manager may elect to use such proceeds to use as a return of capital to Class A Members instead of distributions so long as Member receive their promised returns. Such payments may be made if the Manager deems that such payments will present a tax advantage to Class A Members.

4.1.4 Reserves

Notwithstanding anything contained in the Agreement to the contrary, the Manager, in the Manager’s sole and absolute discretion, may use all or a portion of the Company’s Cash Flow to establish and fund a discretionary reserve(s) from time to time and in such amounts to be determined in the Manager’s sole and reasonable discretion taking into account such factors as anticipated current and future cash requirements of the Company. Said reserve(s) may be used to pay some or all of the distributions, whether accrued or current, specified in this Section.

4.1.5 Distributable Cash

Distributable Cash, as defined, means, with respect to any period of the Company’s operation, the gross cash receipts of the Company, including funds released from reserves, reduced by the sum of the following: (a) all principal and interest payments and other sums paid on or with respect to any indebtedness of the Company, (b) all cash expenditures incurred incident to the operation of the Company’s business, including without limitation, any capital expenditure, (c) all amounts due the Manager, and (d) such cash reserves as the Manager shall from time to time designate or as may otherwise be required by the terms of the Agreement or loan documents entered into by the Company in order to establish for working capital, compensating balance requirements, contingencies, payments of Distributions or the funding of any other cash or capital requirements of the Company.

4.2 Withdrawal and Redemption

No Member may withdraw within the first 12 months a Member's admission to the Company. Thereafter, the Company will use its best efforts to honor requests for a return of capital subject to, among other things, the Company’s then available cash flow, financial condition, and approval by the Manager. The maximum aggregate amount of capital that the Company will return to the Members each calendar year is limited to 5.0% of the Interests of the Company as of December 31 of the prior year. Notwithstanding the foregoing, the Manager may, in its sole discretion, waive such withdrawal requirements if a Member is experiencing undue hardship.

Tulsa Real Estate Fund, LLC	8	Company Agreement

Members may submit a written request for withdrawal as a Member of the Company and may receive a 100% return of capital provided that the following conditions have been met: (a) the Member has been a Member of the Company for a period of at least twelve (12) months; and (b) the Member provides the Company with a written request for a return of capital at least ninety (90) days prior to such withdrawal (“Withdrawal Request”).

The Company will not establish a reserve from which to fund withdrawals of Members’ capital accounts and such withdrawals are subject to the availability of cash in any calendar quarter to make withdrawal distributions (“Cash Available for Withdrawals”) only after: (i) all current Company expenses have been paid (including compensation to the Manager, Manager and its affiliates as described in this Offering Circular); (ii) adequate reserves have been established for anticipated Company operating costs and other expenses and advances to protect and preserve the Company’s investments in Properties; and (iii) adequate provision has been made for the payment of all monthly cash distributions owing to Members.

If at any time the Company does not have sufficient Cash Available for Withdrawals to distribute the quarterly amounts due to all Members that have outstanding withdrawal requests, the Company is not required to liquidate any Properties for the purpose of liquidating the capital account of withdrawing Members. In such circumstances, the Company is merely required to distribute that portion of the Cash Available for Withdrawals remaining in such quarter to all withdrawing Members pro rata based upon the relative amounts being withdrawn as set forth in the Withdrawal Request.

Notwithstanding the foregoing, the Manager reserves the right to utilize all Cash Available for Withdrawals to liquidate the capital accounts of deceased Members or ERISA plan investors in whole or in part, before satisfying outstanding withdrawal requests from any other Members. The Manager also reserves the right, at any time, to liquidate the capital accounts of ERISA plan investors to the extent the Manager determines, in its sole discretion, that any such liquidation is necessary in order to remain exempt from the Department of Labor’s “plan asset” regulations. Additionally, the Manager has the discretion to limit aggregate withdrawals during any single calendar year to not more than 10% of the total Company capital accounts of all Members that were outstanding at the beginning of such calendar year.

5. Manager’s Fees or Other Compensation

5.1 Expense Reimbursement

In addition to the Cash Distributions described in Article 4, the Manager, its members or their Affiliates may earn additional compensation in the form of Fees, commissions, reimbursements, interest or other compensation as further described in the Table in 5.2 below. Such compensation will be paid as an expense of the Company prior to determining Distributable Cash. Manager’s Fees are authorized in Article 5.2 of this Agreement.

Tulsa Real Estate Fund, LLC	9	Company Agreement

The Manager reserves the right to defer collection of any compensation from the time it is earned until sufficient cash is available, without forfeiting any right to collect, although the Manager may earn interest on any deferred compensation. The maximum amount of compensation the Manager may receive cannot be determined at this time.

5.2 Fees Paid to Manager and/or Third Parties

The Manager and/or third parties may earn Fees for services they provide on behalf of the Company as further described below. All Fees will be paid as an expense of the Company prior to determining Distributable Cash (as described in Article 4 above).

Phase of Operation	Basis for Fee	Amount of Fee
Acquisition Fee	Fees charged to the Company as Properties are acquired	1.0% of the purchase price of the individual property. The total amount of fees that the Manager may receive cannot be determined at this time.
Asset Management Fee	Fees charged to the Company for management of its investments

1/12th of 5.0% of the total amount the Company invests. The total amount of fees that the Manager may receive cannot be determined at this time. This could be as little as $12,774 (annually) or as much as $690,000 (annually.) This fee may be paid monthly.

Developer’s Fee	Fees charged to the Company on an ongoing basis for the management and development of specific properties.	3% of the total gross revenues of an individual property. The total amount of fees that the Manager may receive cannot be determined at this time.
Company Management Fee	Fees charged to the Company for management of the Company	Profit sharing of 50% of the Distributable Cash that is available after the Members have received their stated Preferred Return.

Tulsa Real Estate Fund, LLC	10	Company Agreement

6. Rights and Duties of Manager

6.1 Management

The Manager shall manage all business and affairs of the Company. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

6.2 Number of Managers, Tenure, and Qualifications

TULSA FOUNDERS, LLC shall be the initial Manager of the Company. The Manager shall hold office until a successor shall have been elected and qualified. Successor Manager(s) need not be a Member of the Company or residents of the State of Georgia.

6.3 Authority of the Manager

Except to the extent that such authority and rights have been reserved for the Members elsewhere in this Agreement, the Manager shall have the obligation and the exclusive right to manage the day-to-day activities of the Company including, but not limited to performance of the following activities. The Manager may:

•	Capitalize the Company via the sale of Units or Interests in the Company as described in Article 2 hereof;

•	Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the business of the Company;

•	Borrow money and issuing of evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company and securing the same by mortgage, pledge, or other lien on the Property (if the Company, in fact, is forced to foreclose on a Property); including the right (but not the obligation) to personally and voluntarily guarantee such obligations;

•	Open, maintain and close, as appropriate, all Company bank accounts and (subject to any limitations set forth herein) drawing checks and other instruments for the payment of funds associated with acquisition or maintenance of the Property (if the Company, in fact, is forced to foreclose on a Property);

•	Make all decisions relating to the lending of the Company capital to Borrowers, management of Properties, foreclosing of Properties (if necessary), management of Loans (if necessary), and all portions thereof;

•	Employ such agents, employees, general contractors, independent contractors and attorneys as may be reasonably necessary to carry out the purposes of this Agreement;

Tulsa Real Estate Fund, LLC	11	Company Agreement

•	Obtain, negotiate and execute all documents and/or contracts necessary or appropriate to accomplish any improvement of the Property (if the Company, in fact, is forced to foreclose on a Property) or any portions thereof;

•	Establish a reasonable Reserve fund for operation of the Company and potential future or contingent Company liabilities;

•	Pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against the Company to the extent that any settlement of a claim does not exceed available insurance proceeds;

•	Work with the CPA firm in its preparation of Company budgets and financial reports, if necessary or appropriate to the Company’s operation, including but not limited to, all federal and state tax returns and reports and periodic financial statements;

•	Execute and deliver bonds and/or conveyances in the name of the Company provided same are done in the ordinary course of the Company’s business;

•	Engage in any kind of legal activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with the operation of the Company; and

•	Make an annual calculation of the Estimated Market Value of the Company and report it to the Members using any commercially acceptable method for doing so.

6.4 Major Decisions; Restrictions on Authority of Manager

The Manager shall not have the authority to, and hereby covenants and agrees that it shall not make or perform any of the following Major Decisions without first having obtained the affirmative vote of a Majority of Interests of all Members:

•	Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Articles 1.9 and 1.10 hereof.

•	File a lawsuit on behalf of the Company or confess a judgment against the Company in an amount in excess of insurance proceeds.

•	Knowingly perform any act that would subject any Members to liability as a general partner in any jurisdiction.

•	Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company.

•	Issue, create or authorize for issuance any equity securities (including Units, securities convertible into or exchangeable for any Units in other equity securities and equity securities issued in connection with any debt securities), with rights or preferences as to Distributions senior to the existing and outstanding Units, or reclassify any existing securities into equity securities with rights or preferences as to Distributions senior to the existing and outstanding Units, by means of amendment to this Agreement or by merger, consolidation, operation of law or otherwise, except as described in Article 2.3 pursuant to a defaulting Member.

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•	Change the tax status of the Company or take any action inconsistent with Article 1.8 hereof and Section 3.2 of Appendix C hereto.

•	Alter the Percentage Interests applicable to the Units, other than as described in Article 2.2 hereof.

The Members shall have the authority to vote on the matters provided in this Article and specifically provided elsewhere in this Agreement (see Summary of voting rights in Article 7.4).

6.5 Employment of Affiliated or Unaffiliated Service Providers

The Company may employ Affiliated or unaffiliated service providers, including, but not limited to real estate brokers, Property Managers, engineers, contractors, architects, title or escrow companies, attorneys, accountants, bookkeepers, property inspectors, etc., as necessary to facilitate the acquisition, management, and sale of the Property.

6.6 Delegation of Duties

The Manager shall have the right to perform or exercise any of its rights or duties under this Agreement through delegation to or contract with Affiliated or unaffiliated service providers, agents, or employees of the Manager, provided that all contracts with Affiliated Persons are on terms at least as favorable to the Company as could be obtained through arms-length negotiations with unrelated third parties; and further provided that the Manager shall remain primarily responsible for the active supervision of such delegated work.

6.7 Consultation; Quarterly Reports

The Manager agrees to use its best efforts at all times to keep the Members advised of material matters affecting the Company and to provide periodic reports to the Members, which may be oral or in written form at the Manager’s discretion. Further, the Manager will be available for questions during normal business hours.

6.8 Manager’s Reliance on Information Provided by Others

Unless the Manager has knowledge concerning the matter in question that makes reliance by the Manager unwarranted, the Manager is entitled to rely on information, opinions, reports, or statements, including but not limited to financial statements or other financial data, if prepared or presented by:

•	One or more Members, Managers, employees, or contractors of the Company whom the Manager reasonably believes to be reliable and competent in the matter presented;

•	Legal counsel, accountants, or other Persons as to matters the Manager reasonably believes are within the Person's professional or expert competence; or

•	A committee of members or managers of which he or she is not a member if the Manager reasonably believes the committee merits confidence.

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6.9 Fiduciary Duties of Manager

The fiduciary duties the Manager owes to the Company and the other Members include only the duty of care, the duty of disclosure and the duty of loyalty, as set forth below. A Member has a right to expect that the Manager will do the following:

•	Use its best efforts when acting on the Company’s behalf,

•	Not act in any manner adverse or contrary to the Company or a Member’s interests,

•	Not act on its own behalf in relation to its own interests unless doing so is in the best interests of the Company and is fair and reasonable under the circumstances, and

•	Exercise all of the skill, care, and due diligence at its disposal.

In addition, the Manager is required to make truthful and complete disclosures so that the Members can make informed decisions. The Manager is forbidden to obtain an advantage at the expense of any of the Members, without prior disclosure to the Company and the Members.

6.9.1 Duty of Care and the ‘Business Judgment Rule

Just as officers and directors of corporations owe a duty to their shareholders, the Manager is required to perform its duties with the care, skill, diligence, and prudence of like Persons in like positions. The Manager will be required to make decisions employing the diligence, care, and skill an ordinary prudent Person would exercise in the management of their own affairs. The ‘business judgment rule’ should be the standard applied when determining what constitutes care, skill, diligence, and prudence of like Persons in like positions.

6.9.2 Duty of Disclosure

The Manager has an affirmative duty to disclose material facts to the Members. Information is considered material if there is a substantial likelihood that a reasonable Investor would consider it important in making an investment decision. The Manager must not make any untrue statements to the Members and must not omit disclosing any material facts to the Members.

The Manager has a further duty to disclose conflicts of interest that may exist between the interests of the Manager and its Affiliates and the interests of the Company or any of the individual Members.

6.9.3 Duty of Loyalty

The Manager has a duty to refrain from competing with the Company in the conduct of the Company’s business prior to the dissolution of the Company, except that the Members understand and acknowledge that the Manager has other interests in similar properties and companies that may compete for its time and resources, which shall not be considered a violation of this duty.

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6.10 Limited Liability of the Members and the Manager

No Person who is a Member, Manager, or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Manager, or officer of the Company, unless such Member, Manager or officer expressly agrees to be obligated personally for any or all of the debts, obligations, and liabilities of the Company (e.g., such as a loan guarantor, etc.).

6.11 Indemnification of the Manager and the Members

The Manager or a Member shall not be subject to any liability to the Company for the doing of any act or the failure to do any act authorized herein, provided it was performed in good faith to promote the best interests of the Company, including any liability, without limitation, of any Manager, Member, officer, employee, or agent of the Company, against judgments, settlements, penalties, fines, or expenses of any kind (including attorneys’ fees and costs) incurred as a result of acting in that capacity.

Nothing in this section shall be construed to affect the liability of a Member of the Company (1) to third parties for the Member's participation in tortious conduct, or (2) pursuant to the terms of a written guarantee or other contractual obligation entered into by the Member (such as a loan guarantee, etc.).

6.11.1 Indemnity of the Manager

The Manager (including its members, officers, employees, and agents) are specifically excluded from personal liability for any acts related to the Company, whether they relate to internal disputes with Members, external disputes with third parties or regulatory agencies, etc., except for cases where a finding is made by a court of law or arbitrator that the Manager engaged in:

•	Intentional misconduct including, but not limited to, a knowing violation of the law; or

•	For liabilities arising under violation of the Securities Act of 1933, any regulations promulgated thereto, or any state securities laws (as such indemnification is against public policy per the SEC).

Except for these exclusions, the Company shall indemnify and hold harmless the Manager from and against any and all loss, cost, liability, expense, damage or judgment of whatsoever nature to or from any Person or entity, including payment for the Manager’s defense (including reasonable attorney’s fees and costs) arising from or in any way connected with the conduct of the business of the Company. See also Article 13.3.4 regarding attorneys’ fees and costs related to internal disputes.

Further, each Member shall indemnify and hold harmless the Manager, its officers, shareholders, directors, employees and agents from and against any and all loss, cost, liability, expense, damage or judgment of whatsoever nature to or from any Person or entity, including reasonable Attorney’s fees, arising from or in any way connected with any liability arising from that Member’s misrepresentation(s) that it met the Suitability Standards established by the Manager for Membership in the Company prior to its admission as a Member.

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6.12 Liability Insurance

The Company may, at the Manager’s discretion, and as a Company expense, purchase and maintain insurance on behalf of the Company, the Manager, a Member, or employee(s) of the Company against any liability asserted against and incurred by the Company, the Manager, a Member, or employee in any capacity relating to or arising out of the Company’s, Member's, Manager's, or employee's status as such. Such insurance may be in the form of Directors and Officers Insurance, Key Man Insurance, Employer’s Liability Insurance, General Business Liability Insurance, and/or any other applicable insurance policy.

6.13 Manager Has No Exclusive Duty to Company

The Manager shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such investments or activities of the Manager or to the income or proceeds derived therefrom.

7. Rights and Obligations of Members

7.1 Limitation of Liability

Each Member’s liability shall be limited to the extent allowable by the Act and other applicable law. The debts, obligations and liabilities of the Company, whether arising from contract, tort or otherwise, shall be solely the debts obligations and liabilities of the Company. No Member or Manager shall be obligated personally for such debt, obligation, or liability of the Company, solely by reason of being a Member of the Company.

7.2 Company Debt Liability

A Member will not be personally liable for any debts or Losses of the Company beyond the Member’s respective Capital Contributions, except as otherwise required by law or any personal guarantees or financing requirements. Depending on lender requirements, some or all of the Members may be required to sign personal guarantees for financing of the Property and may be requested to provide financial documentation of their individual financial condition to the institutional lender. For instance, many institutional lenders require Investors owning more than twenty percent (20%) of the Interests to be underwritten during the loan approval process and to execute loan documents. Members’ Obligation of Good Faith and Fair Dealing

Each Member (and the Manager) shall discharge their duties to the Company and exercise any rights consistently with the contractual obligation of good faith and fair dealing.

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7.3 Authority of the Members; Summary of Voting Rights

Pursuant to this Agreement, the Manager has absolute powers to operate the business of the Company. The Members have authority to vote only on the specific decisions authorized in various provisions of this Agreement, and summarized below.

7.3.1 Votes Requiring Unanimous Approval of All Members

Unanimous consent of all Members is required for any of the following matters:

•	To authorize an act that is not in the ordinary course of the business of the Company; and

•	To amend the Certificate of Formation or make substantive amendments to this Agreement (per Article 15.2).

7.3.2 Votes Requiring Approval of 75% of the All Members’ Interests other than the Manager

Consent of the Members holding the seventy five percent (75%) of the Class A and Class B Interests (other than the Manager) must affirmatively vote to approve any of the following actions:

•	To issue a Notice to Perform to the Manager (see Article 8.2); and

•	To remove the Manager for Good Cause (see Article 8.3).

7.3.3 Votes Requiring Approval of a Majority of Interests of all Members

A vote of a Majority of Interests of all Members is required to:

•	Approve any Major Decision (see Article 6.4);

•	Fill a vacancy after the Manager has resigned or been removed (see Article 8.7);

•	Admit an Additional Member to the Company from the sale of Additional Units (per Article 11.2 hereof);

•	Appoint a new “tax matters member” (per Appendix C, Section 5);

•	Exchange the Property for another under Internal Revenue Code Section 1031; and

•	Any other matter that a Member or the Manager wishes to put to a vote of the Members.

7.4 Participation

Except as otherwise set forth herein, the Members shall not participate in the day-to-day management of the business of the Company.

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7.5 Deadlock

Unless otherwise expressly set forth herein, in the event the Members are unable to reach agreement on or make a decision with respect to any matter on which the Members are entitled to vote (as summarized in Article 7.4), the matter shall be subject to the Internal Dispute Resolution Procedure described in Article 13 hereof.

8. Resignation or Removal of the Manager

8.1 Resignation

The Manager of the Company may resign at any time by giving written notice to the Members. However, this may require approval of a lender if any loan was conditioned on the qualifications of the Manager. The resignation of the Manager shall take effect sixty (60) days after receipt of notice thereof or at such other time as shall be specified in such notice, or otherwise agreed between the Manager and Members. The acceptance of such resignation shall not be necessary to make it effective.

8.2 Removal Process; Notice to Perform

Prior to initiating a removal action per this Article for Good Cause, all Class A and Class B Members (other than the Manager who collectively own seventy five percent (75%) or more of the Interests (the requisite Interests)) shall issue a Notice to Perform to the Manager in accordance with the notice provision in Article 15.1 hereof. The Notice to Perform shall describe the matters of concern to the Members and shall give the Manager up to sixty (60) days to correct the matter of concern to the satisfaction of the voting Members. If the Manager fails to respond to the concerns or demands contained in such Notice to Perform then;

The Manager may be immediately removed, temporarily or permanently, for “Good Cause” determined by: a) a vote of the requisite Members described above, or (b) by an arbitrator or judge per Article 13.5.4. Note, however, that removal of the Manager may require approval of a lender or substitution of a loan guarantor if any loan was conditioned on the qualifications of the Manager.

8.3 Reasons for Removal; Good Cause Defined

The previous Manager must serve until a new Manager is hired or elected. The Class A Members hereby agree that any right of removal shall be exercised only in good faith. “Good Cause” shall include only the following, as determined by a vote of the requisite Interests described in Article 8.2 above:

•	Any of the acts described in Article 6.11 hereof;

•	A breach of a Manager’s duties or authority hereunder;

•	Willful or wanton misconduct;

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•	Fraud;

•	Bad faith;

•	Death or disability wherein the Manager (or any of the members of the Manager with authority to Manage the Company) dies or becomes physically, mentally, or legally incapacitated such that it can no longer effectively function as the Manager of the Company or the dissolution, liquidation or termination of any entity serving as the Manager and no other member, officer or director of the Manager is willing or able to effectively perform the Manager’s duties;

•	Disappearance wherein the Manager (or each of the members of the Manager) fail to return phone calls and/or written correspondence (including email) for more than thirty days (30) without prior notice of an anticipated absence, or failure to provide the Members with new contact information;

•	Issuance of a legal charging order and/or judgment by any judgment creditor against the Manager’s Interest in Cash Distributions or Fees from the Company;

•	A finding by a court of law or arbitrator that the Manager committed any of the acts described in Article 6.11, for which the Manager is specifically not indemnified by the Company; or

•	The Manager becomes subject to a "disqualifying event" at any time during operation of the Company.

8.4 Removal Notice Requirements

Notice of the Manager’s removal shall be provided in a Removal Notice, duly executed by the requisite Interests (per Article 8.2). The Removal Notice shall be sent via express or overnight delivery to the removed Manager’s record place of business. The Removal Notice shall designate the newly appointed manager who shall succeed the removed Manager, and/or a Member to whom the removed Manager must convey all documents and things necessary to continue management of the Company.

Within fifteen (15) business days of such Removal Notice, or such reasonable extension as the removed Manager shall request (which shall in no case exceed thirty (30) calendar days), the removed Manager shall voluntarily surrender all documents, books, records, bank accounts, and things (Documents and Things) related to management of the Company to the newly appointed Manager or designated Member. If the removed Manager fails to voluntarily comply with this Article, the Company may seek reimbursement for any costs associated with obtaining such Documents and Things from the removed Manager or re-creating them, by deducting the costs, including attorney’s fees and other necessary costs of collection (on production of receipts therefore) or forensic reconstruction, from any Distributable Cash or Fees the removed Manager may otherwise be entitled to collect as described in Article 4.

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8.4.1 Removal of an Affiliated Property Manager

If the Manager is removed for Good Cause, any Affiliate of the Manager then-acting as the Property Manager (if one exists) may be concurrently removed, if the Property Manager is also specified in the Notice to Perform and Notice of Removal provided by the Class A Members. Removal of any Affiliated Property Manager, if included, shall take effect concurrent with the effective date of removal of the Manager. If the Affiliated Property Manager is not specified in the Notice to Perform and Notice of Removal, or if the Property Manager is not Affiliated with the Manager, its removal, if desired, must be performed pursuant to the terms of any contract between the Property Manager and the Company.

8.5 Effect of Resignation or Removal on Manager’s Cash Distributions and Fees

In the event of removal or resignation of the initial Manager, Distributions and Fees due the Manager will be re-allocated between the former and new Manager as described below:

•	Expense Reimbursements: Regardless of resignation or removal, the initial Manager will still be entitled to reimbursement for its costs related to startup and operation, and any interest due thereon, as described in Article 5.1, even if the amount due remains uncollected at the time of removal.

•	Distributions or Membership Interests of Class B Members: The Class B Interests are irrevocable, and TULSA FOUNDERS, LLC’s Class B Interests will be unaffected by its resignation or removal as the initial Manager of the Company. See Articles 4 and 5.

A removed Manager shall be entitled to copies of all financial statements provided to the Members for so long as it has continued rights to Fees or Distributions. To the extent a member of the removed Manager or the Manager itself remains Member of the Company, it shall retain all rights of any other Member entitled to participate in Cash Distributions, telephone calls, voting, and/or correspondence between the replacement Manager and the Members.

8.6 Applicability of Internal Dispute Resolution Procedure

Nothing in Article 13 (i.e., the Internal Dispute Resolution Procedure) shall prevent any Manager from being immediately removed pursuant to the procedures described in this Article. However, the removed Manager may request application of the Internal Dispute Resolution Procedure (as described in Article 13) to settle disputes related to possible reinstatement or a determination of the amount(s) of Distributable Cash or Fees to which the removed Manager may be entitled.

The removed Manager shall have only ninety (90) days from: (a) removal, or (b) from receipt of Fees/Distributable Cash from which deductions have been taken, to invoke the Internal Dispute Resolution Procedure described in Article 13 for resolution of any dispute related to such matters. The removed Manager’s failure to provide a written objection (per the provisions of Article 13) within ninety (90) days of the occurrence (a) or (b) above shall be deemed acceptance.

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8.7 Vacancies

In the event the Manager has resigned or has been removed or has otherwise ceased to be Manager, the vacancy shall be filled on the affirmative vote of a Majority of Interests of all Members. A Manager elected to fill a vacancy shall be elected for the unexpired term of its predecessor and shall hold office until the expiration of such term and until the replacement Manager’s successor shall be elected and shall qualify or until his earlier death, resignation, removal, liquidation, dissolution or termination.

9. Meetings of Members

9.1 Annual Meeting

No Annual Meeting of the Members is required.

9.2 Meetings

A meeting of the Members may be called at any time and for any purpose whatsoever by the Manager or by any of the Members representing a Majority of Interests, following the procedures specified below.

When Members representing a Majority of Interests wish to call a Meeting, they shall notify the Manager, who shall promptly give notice of the Meeting to the other Members. In the event the Manager fails to give the notice within three (3) days of the receipt of the request, any Member or group of Members representing a Majority of Interests may provide notice to the other Members. For purposes of determining the requisite Interests, such notice shall provide the names of Members calling such vote.

9.3 Place of Meetings

The Manager may designate any place, either within or outside of the State of Georgia, as the place of meetings of the Members.

9.4 Notice of Meetings

Except as provided in Article 9.5 below, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be given at least three (3) days and not more than ninety days before the date of the meeting. A vote taken at a meeting with less than three (3) days’ notice will only be valid if all of the Members provide unanimous written consent.

9.5 Meeting of all Members

If all of the Members meet at any time and place, either within or outside of the State of Georgia, and consent to the holding of a meeting at such time and place in writing, such meeting shall be valid without call or notice, and at such meeting, a lawful vote may be taken.

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9.6 Record Date

For the purpose of determining: 1) Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof; 2) Members entitled to receive payment of any Cash Distribution; or 3) to make a determination of Members for any other purpose; the date on which notice of the meeting is mailed or the date on which the resolution declaring such Distribution is adopted, as the case may be, shall be the record date for such determination of Members.

9.7 Quorum

Members representing a Majority of Interests, whether represented in person or by proxy, shall constitute a quorum at any duly noticed meeting of Members (per Article 9.4). In the absence of a quorum at any such meeting, a majority of the Members present may continue or adjourn (i.e., reschedule) the meeting for a new date to occur within thirty (30) days. A notice of the adjourned meeting shall be given to each Member of record entitled to vote.

9.8 Manner of Acting

An affirmative vote of the requisite Interests (see summary in Article 7.4) shall be considered an act of the Members on such matters as they are entitled to vote. Consent transmitted by electronic transmission by a Member or Person authorized to act for a Member shall be deemed to have been written and signed by the Member, regardless of whether they appeared at a meeting.

9.9 Proxies

At all meetings of Members, a Member may vote in person, by proxy executed in writing by the Member, or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxies.

9.10 Action by Members without a Meeting

Action required or permitted to be taken at a meeting of Members may only be taken without a meeting if the action is approved by written consent of the requisite Percentage Interests describing the action taken, signed by every Member entitled to vote, and delivered to the Manager of the Company for inclusion in the minutes or filing with the Company records.

Action taken under this Article shall become effective at such time as the requisite Percentage Interests of the Members entitled to vote have provided written consent (unless the consent specifies a different effective date), regardless of whether the Member participated in any meeting in which such matters were discussed. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

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9.11 Electronic Meetings

Meetings of Members may be held by means of a conference telephone call so that all Persons participating in the meeting can hear each other. Participation in a meeting held by conference telephone call shall constitute presence of the Person at the meeting.

9.12 Waiver of Notice

When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

10. Fiscal Year, Books and Records, Bank Accounts, Tax Matters

10.1 Fiscal Year

The Company, for accounting and income tax purposes, shall operate on a Fiscal Year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the Manager. The books and records of the Company will be kept on a tax basis in accordance with sound accounting practices to reflect all income and expenses of the Company.

10.2 Company Books and Records

During the term of the Company and for seven (7) years thereafter, the Company shall keep at its principal place of business, the following:

•	A current list of the name and last known address of each Member and Manager;

•	Copies of records that would enable a Member to determine the relative voting rights, if any, of the Members;

•	A copy of the Certificate of Formation, together with any amendments thereto;

•	Copies of the Company's federal, state, and local income tax returns, if any, for the seven (7) most recent years;

•	A copy of this Company Agreement and any amendments that are in writing, together with any amendments thereto; and

•	Copies of financial statements, if any, of the Company for the seven (7) most recent years.

A Member may:

•	At the Member's own expense, inspect and copy any Company record upon reasonable request during ordinary business hours; and

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•	Obtain from time to time upon reasonable demand:

▪	True and complete information regarding the state of the business and financial condition of the Company;

▪	Promptly after becoming available, a copy of the Company's federal, state, and local income tax returns, if any, for each year; and

▪	Other information regarding the affairs of the Company as is just and reasonable.

As stated above, a Member shall have the right, during ordinary business hours, to inspect and copy the Company documents listed above at the Member’s expense. But, the Member must give seven (7) days’ notice to the Manager of such Member’s intent to inspect and/or copy the documents, and may only inspect and copy such Company documents for a purpose reasonably related to the Member’s Interest in the Company as approved by the Manager. The Company may impose a reasonable charge, limited to the costs of labor and material, for copies of records furnished. The Company may elect, at its option, to provide the requested document electronically.

To the extent allowed by law, the Manager shall honor requests of Members to keep their contact information confidential.

10.3 Bank Accounts

All funds of the Company shall be held in a separate bank account(s) in the name of the Company as determined by the Manager.

10.4 Reports and Statements

The Company shall endeavor, at its expense by March 1 of each year, to deliver to the Members the following unaudited financial statements, which obligation may be satisfied by delivery to the Members of:

•	A copy of the Company’s federal tax return;

•	A profit and loss statement for such period; and

•	A balance sheet for the Company as of the end of such period.

The Manager shall, at the expense of the Company prepare, or cause to be prepared, for delivery to the Members prior to the due date thereof (excluding extensions), all federal and any required state and local income tax returns for the Company for each Fiscal Year of the Company.

10.5 Tax Matters

The Manager shall have the authority, subject to the provisions of this Agreement, to make any election provided under the Code or any provision of state or local tax law. Additional information on designation of a tax matters member is provided in Appendix C, attached hereto. Further, the Manager shall have the authority to direct and/or remit withholding amounts from a Non-U.S. Person’s Distributions, as necessary to comply with the Foreign Investor Real Property Tax Act of 1980 (FIRPTA) or other U.S. tax obligation of the Non-U.S. Person.

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11. Voluntary Transfer; Additional and Substitute Members

This Article 11 pertains only to the Interests of the Class A Interests in the Company. The Manager has the sole and exclusive authority to grant, convey, sell, transfer, hypothecate, disassociate or otherwise dispose of all or a portion of its Class B Interests without input or vote of the Class A Members.

11.1 Voluntary Withdrawal, Resignation or Disassociation Prohibited

A Member may not withdraw, resign or voluntarily disassociate from the Company, unless such Member complies with the transfer provisions set forth in this Article or withdraw pursuant to Article 4. The provisions of this Article shall apply to all Voluntary Transfers of a Member’s Interests outside of the Withdrawal Policy of the Company. Involuntary Transfers are addressed in Article 12.

11.2 Admission of Additional Members

Once the Manager closes the offering period for the sale of new Interests, no additional Interests in the Company may be sold, or any Additional Members admitted, unless a) the admission of an Additional Member is approved by a Majority of Interests of all Members, or b) a Majority of Interests of all Members approve a capital call per as described in Article 2.3., in which case the Manager reserves the right to authorize the sale of additional Units to new or existing Members, and to admit new Members whose Class or Interests may be equal or senior to the Class A Interests as necessary to raise the needed capital.

11.3 Transfer Prohibited Except as Expressly Authorized Herein

No Member may voluntarily, involuntarily, or by operation of law assign, transfer, sell, pledge, hypothecate, or otherwise dispose of (collectively transfer) all or part of its Interest in the Company, except as is specifically permitted by this Agreement or authorized by the Manager. Any Voluntary Transfer made in violation of this Article shall be void and of no legal effect.

Further, in no event shall any Voluntary Transfer be made within one (1) year of the initial sale of the Interests proposed for transfer unless the Transferor provides a letter from an attorney, acceptable to the Manager, stating that in the opinion of such attorney, the proposed transfer is exempt from registration under the Securities Act and under all applicable state securities laws or is otherwise compliant with Rule 144 under the Securities Act of 1933. The Manager is legally obligated to refuse to honor any transfer made in violation of this provision.

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11.4 Conditions for Permissible Voluntary Transfer; Substitution

A permitted transfer of any Member’s Interest shall only be granted as to the Member’s Economic Interest unless the Manager accepts a permitted transferee (Transferee) as a Substitute Member. A permitted Transferee shall become a Substitute Member only on satisfaction of all of the following conditions:

•	Filing of a duly executed and acknowledged written instrument of assignment in a form approved by the Manager specifying the Member’s Percentage Interest being assigned and setting forth the intention of the assignor that the permitted assignee succeed to the assignor’s Economic Interest (or the portion thereof) and/or its Interest as a Member;

•	Execution, acknowledgment and delivery by the assignor and assignee of any other instruments reasonably required by the Manager including an agreement of the permitted assignee to be bound by the provisions of this Agreement; and

•	The Manager’s approval of the Transferee’s or assignee’s admission to the Company as a Substitute Member and concurrent and complete Disassociation of all of the Membership and Economic Interests of the Transferor.

11.4.1 Transfer of a Member’s Interest to an Affiliate

Nothing in this section shall prevent a Member from transferring its entire Membership Interest (Economic and voting rights, etc.) or any portion thereof to an Affiliate (as defined in Appendix D). Approval of Substituted Membership of an Affiliate shall not be unreasonably withheld by action of the Manager on the delivery of all requested documents necessary to accomplish such a transfer. However, any subsequent conveyance or transfer of ownership interests within the Affiliate so that it no longer meets the definition of an Affiliate with respect to the original Member, shall make its membership in the Company subject to revocation or Disassociation (per Article 12) by the Manager. Unless the Affiliate requests and is approved by the Manager as a Substitute Member, an unauthorized Affiliate shall have only the Economic Interest of the former Member.

11.5 Voluntary Transfer; Right of First Refusal

11.5.1 Notice of Sale

In the event any Member (a Selling Member) wishes to sell its Interest, it must first present its offer to sell and proposed price (terms and conditions) in a Notice of Sale submitted in writing to the Manager. The Manager and/or the Members (Purchasing Members) shall have thirty (30) days to elect to purchase the entire Selling Member’s Interest, which shall be offered to each in the order of priority described below:

•	First, the Manager (or members of the Manager) may elect to purchase the entire Interest on the same terms and conditions as contained in the Notice of Sale, but if they don’t; then

•	Second, all or part of the Members may purchase the entire Selling Member’s Interest on the same terms and conditions as contained in the Notice of Sale; the Purchasing Members will be given priority to purchase in the same ratio as their existing Percentage Interest before allowing existing Members to purchase disproportionate amounts;

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•	Third, if the Members elect to purchase less than the entire Interest, the Manager (of the members of the Manager) may combine in any ratio to purchase the remaining Interest, providing the overall purchase is of the entire Selling Member’s Interest and on the same terms and conditions as contained in the Notice of Sale; and

•	Fourth, in the event that the Members and/or the Manager (or its members) fail to respond within thirty (30) days of the Selling Member’s Notice of Sale, or if the Manager and/or the Members expressly elect not to purchase the entire Selling Member’s Interest, the Selling Member shall have the right to sell its Interest to the third party on the same terms and conditions contained in the original Notice of Sale.

•	In the event the Selling Member receives or obtains a bona fide offer from a third party to purchase all or any portion of its Interest in the Company, which offer it desires to accept, then prior to accepting such offer, the Selling Member shall give written notice (the Notice of Sale) of such offer to the Manager. The Notice of Sale shall set forth the material terms of such offer, including without limitation the identity of the third party, and the purchase price and terms of payment.

•	If the terms are different than the original Notice of Sale offered to the Manager, the Selling Member must comply again with the terms of this Article (giving the Manager and Members the first right to purchase its Interest on the same terms and conditions offered by the third party) with respect to the existing offer and all subsequent third party offers.

•	If the Manager approves the sale to the third party, it must be completed within three (3) months. If the sale to the third party is not consummated on the terms contained in the approved Notice of Sale within three (3) months following the date of the Notice of Sale, then the Member must seek a renewed approval from the Manager, who may require that the Member again comply with the first right of refusal provisions of this Article.

In any purchase by the Members or the Manager described above, the Manager will automatically adjust the Membership Interests of the Purchasing Members or the Manager to reflect the respective number and Class of Units or Interests transferred, and the Manager shall revise Appendix B (attached hereto), as appropriate to reflect such adjustment.

11.5.2 Costs of Conveyance for Voluntary Transfer

In the event that the Manager and/or the Members elect to purchase as provided this Article, the cost of such transaction, including without limitation, recording fees, escrow fees, if any, and other fees, (excluding attorneys’ fees which shall be the sole expense of the party who retained them) shall be divided 50/50 between the Selling Member and the Purchasing Members. The Purchasing Members shall each contribute their respective share of the transaction costs in proportion with their share of the purchased Interest. The Selling Member shall deliver all appropriate documents of transfer for approval by the Manager, at least three (3) days prior to the closing of such sale for its review and approval.

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From and after the date of such closing, whether the sale is made to the Members, the Manager, or to the third party, the Selling Member shall have no further Interest in the Assets or income of the Company and, as a condition of the sale, the Person(s) or entities purchasing the Interests shall indemnify and hold harmless the Selling Member from and against any claim, demand, loss, liability, damage or expense, including without limitation, attorney’s fees arising from the subsequent operation of the Company.

11.5.3 Rights and Interests of Voluntary Transferee; Adjustment of Voting Rights

If a Member transfers its Interest to a third party Transferee pursuant to this Article, such Transferee shall only succeed to the Member’s Economic Interest unless and until it complies with the provisions of Article 11.4 and is approved by the Manager as a Substitute Member. Until such time, if ever, that the third party Transferee becomes a Substitute Member, the voting Interests of the Remaining Members (i.e., all Members other than the Selling Member) will be increased proportionate with their Percentage Interests in the Company as if they had purchased the Selling Member’s Interest.

The obligations, rights and Interests of the Selling, purchasing, and any Substitute Members shall inure to and be binding upon the heirs, successors and permitted assignees of such Members subject to the restrictions of this Article. A third party Transferee shall have no right of action against the Manager or the Company for not being accepted as a Substitute Member.

11.6 Withdrawal After One Year

Notwithstanding the forgoing, a Member may make a Withdrawal Request one year after the Member’s been accepted as a Member of the Company by the Manager in accordance with Article 4.

12. Involuntary Transfer; Disassociation

12.1 Disassociation for Cause

A Member may be disassociated (i.e., expelled) from the Company a) pursuant to a judicial determination, or b) on application by the Manager, another Member of the same class, for Cause (defined in the bullets below); upon a written finding by the Manager or applicable judicial body that such Member:

•	Engaged in wrongful conduct that adversely and materially affected the Company’s business;

•	Willfully or persistently committed a material breach of this Agreement;

•	Engaged in conduct relating to the Company’s business, which makes it not reasonably practicable to carry on the business with the Member; or

•	Engaged in willful misconduct related to its Membership in the Company.

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12.2 Disassociation by Operation of Law

Additionally, a Member may be disassociated by operation of law, affected solely by action of the Manager, upon the occurrence of any of the following triggering events:

•	Upon Voluntary or Involuntary Transfer of all or part of a Member's Economic Interest;

•	Dissolution, suspension, or failure to maintain the legal operating status of a corporation, partnership or limited liability company that is a Member of the Company; or

•	In the case of a Member that is a legal entity, the Member's:

▪	Becoming a debtor in Bankruptcy;

▪	Executing an assignment of all or substantially all of its Economic Interest for the benefit of creditors;

▪	The appointment of a trustee, receiver, or liquidator of the Member or of all or substantially all of the Member's property including its Interest in the Company pursuant to an action related to the Member’s insolvency; or

•	In the case of a Member who is an individual:

▪	The Member's death;

▪	Becoming a debtor in Bankruptcy;

▪	The appointment of a guardian or conservator of the property of the Member; or

▪	A judicial determination of incapacity or other such determination indicating that the Member has become incapable of performing its duties under this Agreement;

•	In the case of a Member that is a trust or trustee of a trust, distribution of the trust's entire rights to receive Distributions from the Company, but not merely by reason of the substitution of a successor trustee;

•	In the case of a Member that is an estate or personal representative of an estate, distribution of the estate's entire rights to receive Distributions from the Company, but not merely the substitution of a successor personal representative; or

•	Termination of the existence of a Member if the Member is not an individual, estate, or trust, other than a business trust.

12.3 Effect of Disassociation

Immediately on mailing of a notice of Disassociation sent by the Manager to a Member’s last known address, unless the reason for Disassociation can be and is cured within sixty (60) days, a Member will cease to be a Member of the Company and shall henceforth be known as a Disassociated Member. Any successor in Interest who succeeds to a Member’s Interest by operation of law (per Article 12.2) shall henceforth be known as an Involuntary Transferee.

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Subsequently, the Disassociated Member’s right to vote or participate in management decisions (as summarized in Article 7.4) will be automatically terminated. A Disassociated Member (or its legal successor) will continue to receive only the Disassociated Member’s Economic Interest in the Company, unless the Disassociated Member/Involuntary Transferee elects to sell its Interest to the Manager or Members (Purchasing Members) or to a third party buyer (Voluntary Transferee) following the procedures described in Article 11.5; and/or a Voluntary or Involuntary Transferee seeks admission and is approved by the Manager as a Substitute Member (per Article 11.4).

Until such time, if ever, that the Manager approves the transfer of the entire Disassociated Member’s Membership Interest to the Purchasing Members or a Substitute Member, the voting interests of the Remaining Members will be proportionately increased as necessary to absorb the Disassociated Member’s voting Interests.

If a Member objects to Disassociation, they will be bound to resolve the dispute in accordance with the Internal Dispute Resolution Procedure described in Article 13, unless the reason for the Disassociation can be resolved within sixty (60) days to the satisfaction of the Manager, in which case their full Membership Interest will be reinstated. If there is no Involuntary Transferee, and no third party buyer is found and the Manager or Remaining Members do not wish to purchase the Disassociated Member’s Interest, the Disassociated Member will only be entitled to receive its Economic Interest (no voting rights), indefinitely, until such time as the Company is dissolved.

12.4 Sale and Valuation of a Disassociated Member’s Interest

If no outside buyers can be found and the Disassociated Member still desires to sell its Interest, which the Remaining Members and/or Manager (Purchasing Members) wish to purchase, the buyout price for the Disassociated Member’s Interest may be determined using one of the following methods:

•	Negotiated Price: First, if the Purchasing Members or legal representative of the Disassociated Member can agree on a negotiated price for the Interest, then that price will be used; if not,

•	Estimated Market Value Within 12 Months: Second, the Manager may annually determine the Estimated Market Value of the Company and report it to the Members (per Article 6.3). An Estimated Market Value calculated by the Manager in any commercially accepted manner within the last twelve (12) months shall conclusively be used to determine the value of a Disassociated Member’s Interest. The purchase price of shall be the product of the Disassociated Member’s Percentage Interest in the Company and the Estimated Market Value of the Company.

12.5 Closing

Unless other terms have been agreed between the Disassociated and Purchasing Members, the following terms shall apply to closing of a Disassociated Member’s Interest. After determining value (per Article 11.5 or 12.4 above), the Purchasing Members shall give written notice fixing the time and date for the closing. The closing shall be conducted at the principal office of the Company or other agreed location on the date not less than thirty (30) days nor more than sixty (60) days after the date of such notice, or in the event of Bankruptcy, any request for an extension by any Bankruptcy Court having jurisdiction.

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12.6 Payment for a Disassociated Member’s Interest

At closing, the Purchasing Members shall pay to the Disassociated Member by certified or bank check an amount equal to the determined value of the Disassociated Member’s Interest, or, if such value shall be determined to be zero or another amount pursuant to an agreement of the Members, shall deliver an executed copy of such agreement or a copy of such appraisal report(s), or a memorandum of the negotiated value (per Article 11.4 above) as applicable.

Notwithstanding the foregoing, at the option of the Purchasing Members, the purchase price may be paid by the delivery of its promissory note in the principal amount of the purchase price, bearing interest at six percent (6%), repayable early without penalty, in eight (8) equal quarterly installments, or other agreement. Simultaneously therewith the Disassociated Member shall execute, acknowledge and deliver to the Purchasing Members such instruments of conveyance, assignment and releases as shall be necessary or reasonably desirable to convey all of the right, title and Interest of the Member and the Assets thereof.

Because of the unique and distinct nature of an Interest in the Company, it is agreed that the Purchasing Members’ damages would not be readily ascertainable if they elect to purchase the Disassociated Member’s Interest as aforesaid and the conveyance thereof were not consummated, and, therefore, in such case the Purchasing Members shall be entitled to the remedy of specific performance in addition to any other remedies that may be available to them in law or in equity.

12.7 Transfer of Economic Interest; Rights of an Involuntary Transferee

If the Purchasing Members do not elect to purchase the Interest of a Disassociated Member as provided in Articles 12.4 through 12.6, or if by operation of law the Economic Interest of the Disassociated Member transfers to an Involuntary Transferee, the Manager shall hereby be granted power of attorney by the Disassociated Member to execute such documents as may be necessary and requisite to evidence and cause the transfer only of the Disassociated Member’s Economic Interest to the Involuntary Transferee, as applicable and appropriate for the circumstances.

An Involuntary Transferee shall not be deemed a Member until such time if ever, that they seek admission and are approved as a Substitute Member(s). Until such time, they shall only succeed to the Economic Interest of the Disassociated Member, including the right to any Distributions and a return of the Disassociated Member’s Unreturned Capital Contributions, if applicable, which shall be distributed only if and when such Distributions or return of Capital Contributions shall become due per the terms of this Agreement. Any Distributions that may be due a Disassociated Member shall be held in trust and no Distributions shall be made to an Involuntary Transferee until it produces and executes such documentation as the Manager deems necessary to evidence the Transfer of the Disassociated Member’s Economic Interest, and to indemnify the Company and the Manager for any liability related to making Distributions directly to the holder of the Economic Interest.

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Any further assignment of the Disassociated Member’s Economic or Membership Interest, or any request of an Involuntary Transferee to succeed to the Disassociated Member’s full Membership Interest (i.e., to become a Substituted Member in the Company), shall be subject to approval of the Manager.

13. Internal Dispute Resolution Procedure

Because the nature of the Company is to generate Profits on behalf of its Members, it is imperative that one Member’s dispute with the Manager and/or other Members is not allowed to diminish the Profits available to other Members or resources necessary to operate the Company. Litigation could require diversion of Company Profits to pay attorney’s fees or could tie up Company funds necessary for operation of the Company, impacting the profitability of the investment for all Members. The only way to prevent such needless expense is to have a comprehensive Internal Dispute Resolution Procedure (Procedure) in place, to which each of the Members have specifically agreed in advance of membership in the Company. The Procedure described below requires an aggrieved party to take a series of steps designed to amicably resolve a dispute on terms that will preserve the interests of the Company and the other non-disputing Members, before invoking a costly remedy, such as arbitration.

In the event of a dispute, claim, question, or disagreement between the Members or between the Manager and one or more Members arising from or relating to this Agreement, the breach thereof, or any associated transaction, or to interpret or enforce any rights or duties under the Act (hereinafter Dispute), the Manager and Members hereby agree to resolve such Dispute by strictly adhering to the Procedure provided below. The following Procedure has been adapted for purposes of this Agreement from guidelines and rules published by the American Arbitration Association (AAA):

13.1 Notice of Disputes

Written notice of a Dispute must be sent to the Manager or Member by the aggrieved party as described in the notice requirements of Article 15.1 below.

13.2 Negotiation of Disputes

The parties hereto shall use their best efforts to settle any Dispute through negotiation before resorting to any other means of resolution. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all parties. If, within a period of sixty (60) days after written notice of such Dispute has been served by either party on the other, the parties have not reached a negotiated solution, then upon further notice by either party, the Dispute shall be submitted to mediation administered by the AAA in accordance with the provisions of its Commercial Mediation Rules. The onus is on the complaining party to initiate each next step in this Procedure as provided below.

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13.3 Mandatory Alternative Dispute Resolution

On failure of negotiation provided above; mediation, and as a last resort, binding arbitration shall be used to ultimately settle the Dispute. The following provisions of this Article 13 shall apply to any subsequent mediation or arbitration.

Exception: On unanimous consent of all parties to a Dispute, the disputing party may initiate a small claims action or litigation in lieu of mandatory mediation and arbitration. The parties shall further unanimously determine jurisdiction and venue. In any small claims action or litigation, the local rules of court shall apply in lieu of the remaining provisions of this Article.

13.3.1 Preliminary Relief

Any party to the Dispute may seek preliminary relief at any time after negotiation has failed, but prior to arbitration, in accordance with the Optional Rules for Emergency Measures of Protection of the AAA Commercial Arbitration Rules and Mediation Procedures. The AAA case manager may appoint an arbitrator who will hear only the preliminary relief issues without going through the arbitrator selection process described in Article 13.5.1.

13.3.2 Consolidation

Identical or sufficiently similar Disputes presented by more than one Member may, at the option of the Manager, be consolidated into a single Procedure.

13.3.3 Location of Mediation or Arbitration

Any mediation or arbitration shall be conducted in State of Georgia and each party to such mediation or arbitration must attend in person.

13.3.4 Attorney’s Fees and Costs

Each party shall bear its own costs and expenses (including their own attorney’s fees) and an equal share of the mediator or arbitrators’ fees and any administrative fees, regardless of the outcome; however, if the Manager is a party, its legal fees shall be paid by the Company (per the indemnification provision described in Article 6.11).

Exception: The Company may reimburse a Member for attorney’s fees and costs in any legal action against the Manager or the Company in which the Member is awarded such fees and costs as part of a legal action.

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13.3.5 Maximum Award

The maximum amount a party may seek during mediation or be awarded by an arbitrator is the amount equal to the party’s Unreturned Capital Contributions and any Cash Distributions or interest to which the party may be entitled. An arbitrator will have no authority to award punitive or other damages.

13.3.6 AAA Commercial Mediation or Arbitration Rules

Any Dispute submitted for mediation or arbitration shall be subject to the AAA’s Commercial Mediation or Arbitration Rules. If there is a conflict between the Rules and this Article, the Article shall be controlling.

13.4 Mediation

Any Dispute that cannot be settled through negotiation as described in Article 13.2, may proceed to mediation. The parties shall try in good faith to settle the Dispute by mediation, which each of the parties to the Dispute must attend in person, before resorting to arbitration. If, after no less than three (3) face-to-face mediation sessions, mediation proves unsuccessful at resolving the Dispute, the parties may then, and only then, resort to binding arbitration as described in Article 13.5.

13.4.1 Selection of Mediator

The complaining party shall submit a Request for Mediation to the AAA. The AAA will appoint a qualified mediator to serve on the case. The preferred mediator shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be a CPA, or if no such person is available, shall be generally familiar with the subject matter involved in the Dispute. If the parties are unable to agree on the mediator within thirty (30) days of the Request for Mediation, the AAA case manager will make an appointment.

If the initial mediation(s) does not completely resolve the Dispute, any party may request a different mediator for subsequent mediation(s) by serving notice of the request to the other party(ies) for approval, and subject to qualification per the requirements stated above.

13.5 Arbitration

Any Dispute that remains unresolved after good faith negotiation and three (3) failed mediation sessions shall be settled by binding arbitration. Judgment on the award rendered by the arbitrator(s) shall be final and may be entered in any court having jurisdiction thereof.

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13.5.1 Selection of Arbitrator

Prior to arbitration, the complaining party shall cause the appointment of an AAA case manager by filing of a claim with the AAA along with the appropriate filing fee, and serving it on the defending party. The AAA case manager shall provide each party with a list of proposed arbitrators who meet the qualifications described below, or if no such person is available, who are generally familiar with the subject matter involved in the Dispute. Each side will have 14 days to strike any unacceptable names, number the remaining names in order of preference, and return the list to the AAA. The case manager shall then invite persons to serve from the names remaining on the list, in the designated order of mutual preference. Should this selection procedure fail for any reason, the AAA case manager shall appoint an arbitrator as provided in the applicable AAA Commercial Arbitration Rules.

13.5.2 Qualifications of Arbitrator

The selected or appointed arbitrator shall be selected from available candidates in Georgia and shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be a CPA. Further, the selected arbitrator must agree to sign a certification stating that they have read all of the documents relevant to this Agreement in their entirety, including and any relevant Appendices or Exhibits, this entire Agreement, and the Subscription Booklet.

13.5.3 Limited Discovery

Discovery shall be limited to only those documents pertaining to this Agreement including this entire Agreement (and any relevant Appendices or Exhibits), the Subscription Booklet (and any relevant Appendices or Exhibits), any written correspondence between the parties, and any other documents specifically requested by the Arbitrator as necessary to facilitate his/her understanding of the Dispute. The parties may produce witnesses for live testimony at the arbitration hearing at their own expense. A list of all such witnesses and complete copies of any documents to be submitted to the arbitrator shall be served on the arbitrator and all other parties within forty-five (45) days of the arbitration hearing, at the submitting party’s expense.

13.5.4 Findings of Arbitrator

If, in any action against the Manager, the selected or appointed arbitrator, or judge (if applicable) makes a specific finding that the Manager has violated Securities laws, or has otherwise engaged in any of the actions described in Article 6.11 for which the Manager will not be indemnified, the Manager must bear the cost of its own legal defense. The Manager must reimburse the Company for any such costs previously paid by the Company. Until the Company has been fully reimbursed, the Manager will not be entitled to receive any Fees or Distributions it may otherwise be due.

14. Dissolution and Termination of the Company

14.1 Dissolution

The Company shall be dissolved upon the disposition of all Company Properties (which may be determined solely by action of the Manager). The Company will observe any mandatory provisions of the Act upon dissolution. On dissolution, Assets of the Company will be distributed as described in Article 4.3 hereof.

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14.2 Termination of a Member Does Not Require Dissolution

The disassociation, withdrawal, death, insanity, incompetency, Bankruptcy, dissolution, or liquidation of any Member or the Manager will not require dissolution of the Company.

14.3 Procedure for Winding-Up

Upon the dissolution and termination of the Company caused by other than the termination of the Company under section 708(b)(1)(B) of the Code, the Manager shall proceed to wind up the affairs of the Company. During such winding-up process, the Profits, Losses, and Distributions of the Distributable Cash shall continue to be shared by the Members in accordance with this Agreement.

Upon the dissolution and commencement of the winding up of the Company, the Manager shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State of the State of Georgia, and the Manager shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

15. Miscellaneous Provisions

15.1 Notices

All notices and demands which any Member is required or desires to give to another Member the Manager shall be given in writing by email with confirmation, facsimile, certified mail (return receipt requested with appropriate postage prepaid), or by personal delivery (with confirmation of service) to the address or facsimile transmission to the address set forth in Appendix A hereof for the respective Member, provided that if any Member gives notice of a change of name or address or facsimile number, notices to that Member shall thereafter be given pursuant to such notice.

All notices and demands so given shall be effective upon receipt by the Member to whom notice or a demand is being given except that any notice given by certified mail shall be deemed delivered three (3) days after mailing provided proof of delivery can be shown to:

Tulsa Real Estate Fund, LLC

c/o Tulsa Founders, LLC

2221 Peachtree Road NE, Suite D380

Atlanta, GA, 30309, USA

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15.2 Amendments

The Certificate of Formation and this Agreement may only be substantively amended by the affirmative vote of all Members of the Company. However, notwithstanding anything to the contrary herein, the Manager may amend this Agreement in a manner not materially inconsistent with the principles of this Agreement, without the approval or vote of the Members, including without limitation:

•	To issue non-substantive amendments to this Agreement to correct minor technical errors;

•	To cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to add any other provisions with respect to matters or questions arising under this Agreement which will not be materially inconsistent with the provisions of this Agreement;

•	To appoint a different tax matters Member;

•	To take such steps as the Manager deems advisable to preserve the tax status of the Company as an entity that is not taxable as a corporation for federal or state income tax purposes;

•	To delete or add any provisions to this Agreement as requested by the Securities and Exchange Commission or by state securities officials which is deemed by such regulatory agency or official to be for the benefit or protection of the Members; or

•	To make amendments similar to the foregoing so long as such action shall not materially and adversely affect the Members.

15.3 Binding Effect

Except as may be otherwise prohibited by this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

15.4 Construction

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member or the Manager.

15.5 Time

Time is of the essence with respect to this Agreement.

15.6 Headings

Article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

15.7 Agreement Is Controlling

In the event of a direct conflict between any provision of this Agreement and the Act, the Agreement shall control unless the conflicting provision of the Act is non-waivable, in which case the conflicting provision in the Agreement shall become subject to the severability provisions of Article 15.8 below.

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15.8 Severability

Every provision of this Agreement is intended to be severable. If any phrase, sentence, paragraph, or provision of this Agreement or its application thereof to any Person or circumstance is unenforceable, invalid, the affected phrase, sentence, paragraph, or provision shall be limited, construed, and applied in a manner that is valid and enforceable. If the conflict was with a non-waivable provision of the Act, phrase, sentence, paragraph, or provision shall be modified to conform to the Act. In any event, the remaining provisions of this Agreement shall be given their full effect without the invalid provision or application. If any term or provision hereof is illegal or invalid for any reason whatsoever, such legality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

15.9 Incorporation by Reference

Every Appendix, schedule, and other Exhibit, that is attached to this Agreement or referred to herein, is hereby incorporated in this Agreement by reference.

15.10 Additional Acts and Documents

The Manager agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

15.11 Georgia Law

The laws of the State of Georgia shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

15.12 Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members and the Manager had signed the same document. All the counterparts shall be construed together and shall constitute one agreement.

15.13 Merger

It is agreed that all prior understandings and agreements between the parties, written and oral, respecting this transaction are merged in this Agreement, which alone, fully and completely expresses such agreement, and that there are no other agreements except as specifically set forth in this Agreement.

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IN WITNESS WHEREOF, the parties hereto, whose names and contact information follows, have executed this Company Agreement of Tulsa Real Estate Fund, LLC as of the dates provided below.

Dated: March 1, 2017	By: Tulsa Real Estate Fund, LLC,

A Georgia limited liability company

By: Its Manager, TULSA FOUNDERS, LLC,

A Georgia limited liability company

________________________________

By: Jay Morrison

Jay Morrison Real Estate Partners

Managing Member

ALL SUBSCRIBERS MUST COMPLETE THE FOLLOWING SIGNATURE PAGE (APPENDIX A) AND RETURN THE EXECUTED PAGES ALONG WITH THEIR COMPLETED SUBSCRIPTION BOOKLET TO THE MANAGER AT THE ADDRESS PROVIDED HEREIN.

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Appendix A: Member Signature and Contact Page

BY SIGNING THE SUBSCRIPTION AGREEMENT, HERETO ATTACHED, THE INVESTOR ACKNOWLEDGES THAT, THEY HAVE READ, UNDERSTAND, AND AGREE TO THE DISPUTE RESOLUTION PROCEDURE DESCRIBED IN ARTICLE 13 HEREOF; THEY HAVE SOUGHT ADVICE OF THEIR OWN COUNSEL TO THE EXTENT THEY DEEM NECESSARY; AND ARE GIVING UP THEIR RIGHT TO TRIAL BY JURY AND THEIR RIGHT TO CONDUCT PRETRIAL DISCOVERY.

BY SIGNING THE SUBSCRIPTION AGREEMENT, HERETO ATTACHED, THE INVESTOR HAS EXECUTED THIS COMPANY AGREEMENT ON THE DATE SET FORTH IN THE SUBSCRIPTION AGREEMENT.

THE SUBSCRIPTION AGREEMENT AND THIS OPERATING AGREEMENT ARE NOT DEEMED ENTER INTO UNTIL SUCH TIME THAT THE MANAGER COUNTERSIGNS SUCH SUBSCRIPTION AGREEMENT

Tulsa Real Estate Fund, LLC	A-1	Company Agreement

Appendix B: Table 1, Class A Members

Identification of Class A Members and Percentage Interests

(FOR INTERNAL USE ONLY)

Entity Name	Capital Contribution	Number of Class A Interests Purchase	Ownership of Class A Interests	Ownership Percentage of Total Interests

TOTAL			100.00%	50.00%

*DUPLICATE THIS PAGE IF NECESSARY

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Appendix B: Table 2, Class B Members

Identification of Class B Members and Percentage Interest

(FOR INTERNAL USE ONLY)

Entity Name	Capital Contribution	Ownership of Class B Interests	Ownership Percentage of Total Interests
Tulsa Founders, LLC	$0	100%	50.00%

TOTAL	$0	100.00%	50.00%

Tulsa Real Estate Fund, LLC	B-2	Company Agreement

Appendix C: Capital Accounts and Allocations

1. Capital Accounts

An individual Capital Account shall be maintained for each Member in accordance with Treasury Regulation section 1.704-1(b)(2)(iv) and adjusted with the following provisions:

a.	A Member’s Capital Account shall be increased by that Member’s Capital Contributions and that Member’s share of Profits.

b.	A Member’s Capital Account shall be increased by the amount of any Company liabilities assumed by that Member subject to and in accordance with Regulation section 1.704-1(b)(2)(iv)(c).

c.	A Member’s Capital Account shall be decreased by (a) the amount of cash distributed to that Member and (b) the Gross Asset Value of the assets of the Company so distributed, net of liabilities secured by such distributed assets that the distribute Member is considered to assume or to be subject to under Code section 752.

d.	A Member’s Capital Account shall be reduced by the Member’s share of any expenditures of the Company described in Code section 705(a)(2)(B) or which are treated as Code section 705(a)(2)(B) expenditures under Treasury Regulation section 1.704-1(b)(2)(iv)(i) (including syndication expenses and Losses nondeductible under Code sections 267(a)(1) or 707(b)).

e.	If any Economic Interest (or portion thereof) is transferred, the transferee of such Economic Interest or portion shall succeed to the transferor’s Capital Account attributable to such Interest or portion.

f.	Each Member’s Capital Account shall be increased or decreased as necessary to reflect a revaluation of the assets in accordance with the requirements of Treasury Regulation section 1.704-1(b)(2)(iv)(f)-(g), including the special rules under Treasury Regulation section 1.701-1(b)(4), as applicable.

g.	In the event the Gross Asset Values of the Company Assets are adjusted pursuant to this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company had recognized gain or loss equal to the amount of such aggregate net adjustment and the resulting gain or loss had been allocated among the Members in accordance with this Agreement.

h.	The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Code and applicable Treasury Regulations and shall be interpreted and applied in a manner consistent therewith. In the event the Manager shall determine, after consultation with competent legal counsel, that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are allocated or computed in order to comply with such applicable federal law, the Manager shall make such modification without the consent of any other Member, provided the Manager determines in good faith that such modification is not likely to have a material adverse effect on the amounts properly distributable to any Member and that such modification will not increase the liability of any Member to third parties.

Tulsa Real Estate Fund, LLC	C-1	Company Agreement

2. Division of Profits and Losses for Income Tax Purposes

Division of Profits and Losses after giving effect to the special allocations set forth in Sections 2.2 and 2.3 of this Appendix, Profits and Losses of the Company shall be allocated as follows:

2.1 Fiscal Year

After giving effect to the special allocations set forth in Sections 2.2 and 2.3, Profits and Losses of the Company shall be allocated as follows:

2.1.1 Net Profits

Net Profits (which is the excess of Profits over Losses) for each Fiscal Year of the Company shall be allocated as follows:

a.	First to reverse any Net Losses allocated to a Member solely as a result of the application of the limitation of Section 2.1.2(b) to another Member; thereafter

b.	To the Members, in proportion to the Distributions received by the Members under Section 3 for the Fiscal Year.

2.1.2 Net Losses

Net Losses (which is the excess of Losses over Profits) for each Fiscal Year of the Company shall be allocated:

a.	To and among the Members pro-rata according to their respective Percentage Interests; however;

b.	Net Losses allocated pursuant to Section 2.1.2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an adjusted Capital Account deficit at the end of any Fiscal Year. In the event some but not all of the Members would have adjusted Capital Account deficits as a consequence of an allocation of Net Losses pursuant to Section 2.1.2(a), the limitation set forth in this Section 2.1.2(b) shall be applied on a Member by Member basis so as to allocate the maximum permissible Net Losses to each Member under Treasury Regulation section 1.704‑1(b)(2)(ii)(d).

Tulsa Real Estate Fund, LLC	C-2	Company Agreement

2.2 Special Allocations

2.2.1 Non-Recourse Deductions

Non-Recourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their Percentage Interests.

2.2.2 Member Non-Recourse Deductions

Member Nonrecourse Deductions for any Fiscal Year of the Company shall be allocated to the Members in the same proportion as Profits are allocated under Section 2.1.1, provided that any Member Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i)(2).

2.2.3 Minimum Gain Chargeback

Except as otherwise provided in section 1.704-2 of the Treasury Regulations, and notwithstanding any other provision of this Section, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company Profits for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation section 1.704-2(g).

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6), 1.704-2(j) (2), and other applicable provisions in section 1.704-2 of the Treasury Regulations. This Section is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Treasury Regulations and shall be applied consistently therewith.

2.2.4 Member Minimum Gain Chargeback

Except as otherwise provided in Treasury Regulation section 1.704-2(i)(4) and notwithstanding any other provision of this Section, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Treasury Regulation section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i)(4).

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation sections 1.702-2(i)(4) and 1.704-2(j)(2). The provisions of this Section 2.2.4 are intended to comply with the minimum gain chargeback requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted in accordance therewith.

Tulsa Real Estate Fund, LLC	C-3	Company Agreement

2.2.5 Qualified Income Offset

In the event any Member, in such capacity, unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4) (regarding depletion deductions), 1.704-1(b)(2)(ii)(d)(5) (regarding certain mandatory allocations under the Treasury Regulations regarding family partnerships: the so called varying interest rules or certain in-kind Distributions), or 1.704-1(b)(2)(ii)(d)(6) (regarding certain Distributions, to the extent they exceed certain expected offsetting increases in a Member’s Capital Account), items of Company income and gain shall be specially allocated to such Members in an amount and a manner sufficient to eliminate, as quickly as possible, the deficit balances in the Member’s Capital Account created by such adjustments, allocations, or Distributions.

Any special allocations of items of income or gain pursuant to this Section shall be taken into account in computing subsequent allocations of Profits pursuant to this Section so that the net amount of any items so allocated and the Profits, Losses, or other items so allocated to each Member pursuant to this Section, shall to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to this Section as if such unexpected adjustments, allocations, or Distributions had not occurred.

2.2.6 Special Allocation of Net Profit from Capital Transactions

After accounting for any allocations set forth in Sections 2.2 and 2.3, Net Profit (which is the excess of Profit over Losses) of the Company resulting from a Capital Transaction shall be allocated to the Members in proportion to the Distributions received (or to be received) from such Capital Transaction under Article 4.2 of this Agreement.

In any Fiscal Year of the Company, Net Losses resulting from a Capital Transaction shall be allocated to Members with positive Capital Accounts, in proportion to their positive Capital Account balances, until no Member has a positive Capital Account. For this purpose, Capital Accounts shall be reduced by the adjustments set forth in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

2.3 Other Allocations

2.3.1 Section 704(c) Allocations

In accordance with section 704(c) of the Code and the applicable Treasury Regulations issued thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

Tulsa Real Estate Fund, LLC	C-4	Company Agreement

In the event Gross Asset Value of the Company’s assets are adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such Asset shall take into account any variation between the adjusted basis of such Asset for federal income tax purposes and its Gross Asset Value in the same manner as under section 704(c) of the Code and the Treasury Regulations thereunder.

The Manager shall make any election or other decisions relating to such allocations in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, or other items, or Distributions pursuant to any provision of this Agreement.

2.3.2 Curative Allocations

The Manager shall make such other special allocations as are required in order to comply with any mandatory provision of the applicable Treasury Regulations or to reflect a Member’s Economic Interest in the Company determined with reference to such Member’s right to receive Distributions from the Company and such Member’s obligation to pay its expenses and liabilities.

2.3.3 Allocation of Tax Items

To the extent permitted by section 1.704-1(b)(4)(i) of the Treasury Regulations, all items of income, gain, loss and deduction for federal and state income tax purposes shall be allocated to the Members in accordance with the corresponding "book" items thereof; however, all items of income, gain, loss and deduction with respect to Assets with respect to which there is a difference between "book" value and adjusted tax basis shall be allocated in accordance with the principles of section 704(c) of the Code and section 1.704-1(b)(4)(i) of the Treasury Regulations, if applicable.

Where a disparity exists between the book value of an Asset and its adjusted tax basis, then solely for tax purposes (and not for purposes of computing Capital Accounts), income, gain, loss, deduction and credit with respect to such Asset shall be allocated among the Members to take such difference into account in accordance with section 704(c)(i)(A) of the Code and Treasury Regulation section 1.704-1(b)(4)(i). The allocations eliminating such disparities shall be made using any reasonable method permitted by the Code, as determined by the Manager.

2.3.4 Acknowledgement

The Members are aware of the income tax consequences of the allocations made by this Section and hereby agree to be bound by the provisions of this Section in reporting their share of Company income and loss for income tax purposes.

Tulsa Real Estate Fund, LLC	C-5	Company Agreement

3. Treatment of Distributions of Cash for Tax Purposes

3.1 Distributions of Cash

In the event that the Company generates Distributable Cash from Capital Transactions, the Company will make Cash Distributions to the Members as described in Article 4 of the Agreement.

3.2 In-Kind Distribution

Except as otherwise expressly provided herein, without the prior approval of the Manager, Assets of the Company, other than cash, shall not be distributed in-kind to the Members. If any Assets of the Company are distributed to the Members in-kind for purposes of this Agreement, such Assets shall be valued on the basis of the Gross Asset Value thereof (without taking into account section 7701(g) of the Code) on the date of Distribution; and any Member entitled to any Interest in such Assets shall receive such Interest as a tenant-in-common with the other Member(s) so entitled with an undivided Interest in such Assets in the amount and to the extent provided for in Articles 4 and 2.2 of the Agreement.

Upon such Distribution, the Capital Accounts of the Members shall be adjusted to reflect the amount of gain or loss that would have been allocated to the Members pursuant to the appropriate provision of this Agreement had the Company sold the Assets being distributed for their Gross Asset Value (taking into account section 7701(g) of the Code) immediately prior to their Distribution.

3.3 Company Election Regarding 1031 Exchange of its Property

The Company may elect (by a vote of a Majority of Interests), at the time of sale of the Property, to have the Company exchange the Property for another property, in compliance with the section 1031 of the Code, in which case recognition of the gain on the sale of the Property may be deferred.

If this action is approved but there are individual Members who do not want to participate in the exchange, they will have the option of and relinquishing their Membership Interests in the Company and taking a Cash Distribution at the time of the sale, as described in Article 4.2 of the Agreement.

Tulsa Real Estate Fund, LLC	C-6	Company Agreement

3.4 Prohibited Distribution; Duty to Return

A Distribution to any Member may not be made if it would cause the Company’s total liabilities to exceed the fair value of the Company’s total Assets. A Member receiving a Distribution in violation of this provision is required to return it, if the Member had knowledge of the violation.

4. Other Tax Matters

4.1 Company Tax Returns

The Manager shall use its best efforts to cause the Company’s tax return to be prepared prior to March 1 of each year.

4.2 Tax Treatment of Additional or Substituted Members

No Additional or Substituted Class A Members (described below) shall be entitled to any retroactive allocation of Losses, income, or expense deductions incurred by the Company.

The Manager may, at its option, at the time an Additional or Substituted Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income, and expense deductions to the Additional or Substituted Member for that portion of the Company’s tax year in which the Additional Member was admitted in accordance with the provisions of section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

4.3 Allocation and Distributions between Transferor and Transferee

Upon the transfer of all or any part of a Class A Member’s Interest as hereinafter provided, Profits and Losses shall be allocated between the transferor and transferee on the basis of the computation method which in the reasonable discretion of the Manager is in the best interests of the Company, provided such method is in conformity with the methods prescribed by section 706 of the Code and Treasury Regulation section 1.704-1(c)(2)(ii). Distributions shall be made to the holder of record of the Class A Member’s Interest on the date of Distribution.

Any transferee of a Member Interest shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Interest; provided, however, that if such transfer causes a termination of the Company pursuant to section 708(b)(1)(B) of the Code, the Capital Accounts of all Class A Members, including the transferee, shall be re-determined as of the date of such termination in accordance with Treasury Regulation section 1.704-1(b).

Tulsa Real Estate Fund, LLC	C-7	Company Agreement

5. Tax Matters Member

The Manager, so long as it is a Member, shall serve as the “tax matters member” for federal income tax purposes. In the event the Manager is no longer a Member in the Company, the tax matters member shall be the Majority Interest owner from amongst the Class B Members. If the Majority Class B Member is unable or unwilling to serve, the tax matters member shall be appointed from amongst the remaining Members by a Majority of Interests of the Class A Members.

The tax matters member is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The tax matters member shall have the final decision making authority with respect to all federal income tax matters involving the Company. The Members agree to cooperate with the tax matters member and to do or refrain from doing any or all things reasonably required by the tax matters member to conduct such proceedings. Any reasonable direct out-of-pocket expense incurred by the tax matters member in carrying out its obligations hereunder shall be allocated to and charged to the Company as an expense of the Company for which the tax matters member shall be reimbursed.

6. Tax Matters Related to Foreign Investors

6.1.1 Non-U.S. Investors

The discussion below is applicable solely to Non-U.S. Persons investing directly with the Company.

The Company will be required to withhold U.S. Federal income tax at the rate of up to thirty percent (30%), or lower treaty rate, if applicable on a Non-U.S. Person’s distributive share of any U.S. source Distributions the Company realizes and certain limited types of U.S. source interest. Withholding generally is not currently required with respect to gain from the sale of portfolio securities. The Company will, however, be required to withhold on the amount of gain realized on the disposition of a “U.S. real property interest” included in a Non-U.S. Person’s Distribution at a rate of up to thirty-nine percent (39%). Each Non-U.S. Person that invests in this Offering will be required to file a U.S. Federal income tax return reporting such gain. The Gain realized on the sale of all or any portion of a Membership Interest will, to the extent such gain is attributable to U.S. real property interests, be subject to U.S. income tax.

The Company will be required to withhold U.S. Federal income tax at the highest rate applicable for any “effectively connected taxable income” (as that term is defined by the IRS) allocated to a Non-U.S. Person, and the amount withheld will be available as a credit against the tax shown on such Person’s return. The computation of income effectively connected with the Company may be different from the computation of the Non-U.S. Person’s effectively connected income (because, for example, when computing the Company’s effectively connected income, net operating Losses from prior years are not available to offset the Company’s current income), so in any given year the Company may be required to withhold tax with respect to its Non-U.S. Person-Investors in excess of their individual Federal income tax liability for the year.

Tulsa Real Estate Fund, LLC	C-8	Company Agreement

If a Non-U.S. Person invests through an entity, it may be subject to the thirty percent (30%) branch profits tax on its effectively connected income. The branch profits tax is a tax on the “dividend equivalent amount” of a non-U.S. corporation (which may apply in the case of a limited liability company), which is approximately equal to the amount of such Company’s earnings and profits attributable to effectively connected income that is not treated as reinvested in the U.S. The effect of the branch profits tax is to increase the maximum U.S. Federal income tax rate on effectively connected income from thirty-five percent (35%) to over fifty percent (50%). Some U.S. income tax treaties provide exemptions from, or reduced rates for, the branch profits tax for “qualified residents” of the treaty country. The branch profits tax may also apply if a Non-U.S. Person claims deductions against their effectively connected income from the Company for interest on indebtedness of its non-U.S. Member.

The Company is authorized to withhold and pay over any withholding taxes and treat such withholding as a payment to the Non-U.S. Person if the withholding was required. Such payment will be treated as a Distribution to the extent that the Non-U.S. Person is then entitled to receive a Distribution. To the extent that the aggregate of such payments to a Non-U.S. Person for any period exceeds the Distributions to which they are entitled for such period, the Company will notify the Non-U.S. Person as to the amount of such excess and the amount of such excess will be treated as a loan by the Company to the Non-U.S. Person. If a Non-U.S. Person owns a Membership Interest directly on the date of death, its estate could be further subject to U.S. estate tax with respect to such Interest.

6.1.2 Foreign Person Withholding

The Company shall comply with all reporting and withholding requirements imposed with respect to Non-U.S. Persons, as defined in the Code, and any Member that is a Non-U.S. Person shall be obligated to contribute to the Company any funds necessary to enable the Company (to the extent not available out of such Member’s share of Distributable Cash or Net Proceeds of Capital Transactions) to satisfy any such withholding obligations. In the event any Member shall fail to contribute to the Company any funds necessary to enable the Company to satisfy any withholding obligation, the Manager shall have the right to offset against any payments due and owing to such Member, or its Affiliates, the amounts necessary to satisfy such withholding obligation, or, in the event the Company shall be required to borrow funds to satisfy any withholding obligation by reason of a Member’s failure to contribute such funds to the Company, the Manager shall have the right to offset against said Member’s present and future Distributions, an amount equal to the amount so borrowed plus the greater of (i) the Company’s actual cost of borrowing such funds, or (ii) the amount borrowed, multiplied by fifteen percent (15%).

6.1.3 Non-U.S. Taxes

The Company may be subject to withholding and other taxes imposed by, and the Non-U.S. Person might be subject to, taxation and reporting requirements in non-U.S. jurisdictions. It is possible that tax conventions between such countries and the U.S. (or another jurisdiction in which a non-U.S. Member is a resident) might reduce or eliminate certain of such taxes. It is also possible that in some cases, if the Non-U.S. Person is a taxable Member, it might be entitled to claim U.S. tax credits or deductions with respect to such taxes, subject to certain limitations under applicable law. The Company will treat any such tax withheld from or otherwise payable with respect to income allocated to the Company as cash the Company received and will treat the Non-U.S. Person as receiving a payment equal to the portion of such tax that is attributable to it. Similar provisions would apply in the case of taxes the Company is required to withhold.

Tulsa Real Estate Fund, LLC	C-9	Company Agreement

Appendix D: Definitions

Defined terms are capitalized in this Agreement. The singular form of any term defined below shall include the plural form and the plural form shall include the singular. Whenever they appear capitalized in this Agreement, the following terms shall have the meanings set forth below unless the context clearly requires a different interpretation:

Act shall mean Georgia Limited Liability Company Act, as codified in the Georgia Code, Title 14, Chapter 11 as may be amended from time to time, unless a superseding Act governing limited liability companies is enacted by the state legislature and given retroactive effect or repeals this Act in such a manner that it can no longer be applied to interpret this Agreement, in which case Act shall automatically refer to the new Act.

Additional Capital Contribution shall mean any contribution to the capital of the Company in cash, property, or services by a Member made subsequent to the Member’s initial Capital Contribution.

Additional Member shall mean any Person that is admitted to the Company as a new or additional member, based on the affirmative vote of the Class A Members holding a majority of the Class A Percentage Interests, (except in the event of a failed capital call - see Article 2.3 and Article 11.2), after offering of Interests to new Members has been closed by the Manager.

Advance, Advances or Member Loans shall have meanings as provided in Article 3 hereof.

Affiliate or Affiliated shall mean any Person controlling or controlled by or under common control with the Manager or a Member wherein the Manager or Member retains greater than fifty percent (50%) control of the Affiliate if an entity.

Agreement or Company Agreement shall mean this written agreement, which shall govern the affairs of the Company and the conduct of its business consistent with the Act or the Certificate of Formation, including all amendments thereto. No other document or other agreement between the Members shall be treated as part or superseding this Agreement unless it has been signed by all of the Members. This Company Agreement will supersede any prior versions of the Company Agreement.

Article when capitalized and followed by a number refers the sections of this Company Agreement and its Appendices.

Asset or Company Asset shall mean any real or personal property owned by the Company.

Bankrupt or Bankruptcy means, with respect to any Person, being the subject of an order for relief under Title 11 of the United States Code, or any successor statute or other statute in any foreign jurisdiction having like import or effect.

Capital Account shall mean the amount of the capital interest of a Member in the Company consisting of that Member’s original contribution, as (1) increased by any additional contributions and by that Member’s share of the Company Profits, and (2) decreased by any Distribution to that Member and by that Member’s share of the Company’s Losses.

Tulsa Real Estate Fund, LLC	D-1	Company Agreement

Capital Contribution or Contribution shall mean any contribution to the capital of the Company in cash, property, or services by a Member whenever made.

Capital Transaction shall mean the sale or disposition of a Company Asset.

Certificate of Formation shall mean the document filed with the Georgia Secretary of State pursuant to the formation of the Company, and any amendments thereto or restatements thereof.

Class A Members shall mean those Members who have purchased Class A Interests.

Class A Interests shall mean the Units purchased by the Class A Members. The Class A Interests shall comprise fifty percent (50%) of the total Interests sold.

Class A Percentage Interest shall be determined by calculating the ratio between each Class A Member’s Capital Account in relation to the total capitalization of the Company provided by the Class A Members.

Class A Interests shall mean the Units purchased by the Class A Members.

Class B Interest shall mean fifty percent (50%) of the total Interests in the Company, which shall be issued to TULSA FOUNDERS, LLC (or its members or their Affiliates) in exchange for services.

Class B Members shall initially mean TULSA FOUNDERS, LLC (or its Affiliates and/or members), but may include others to whom the Manager may grant or allow to purchase Class B Interests. Issuance of the Class B Units is irrevocable even if TULSA FOUNDERS, LLC is removed as the Manager of the Company.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

Company shall refer to Tulsa Real Estate Fund, LLC, a Georgia limited liability company.

Company Minimum Gain has the meaning set forth in sections 1.704‑2(b)(2) and 1.704‑2(d) of the Treasury Regulations.

Defaulting Member shall mean a Member who fails to make any portion of its Capital Contribution, including any Additional Capital Contribution the Member has elected to make within the time period permitted hereunder.

Tulsa Real Estate Fund, LLC	D-2	Company Agreement

Disassociation shall mean an action of the Manager to remove a Member’s right to participate in management (i.e., removal of its voting Interest) for cause (per Article 12.1) or by operation of law (per Article 12.2).

Disassociated Member shall mean a Member who has been involuntarily disassociated from the Company by one of the actions described in Article 12.1 or 12.2, or by Voluntary Transfer of its Membership Interest to a Voluntary Transferee as described in Articles 11.3 through 11.5.

Dispute, when capitalized, shall have the meaning set for in Article 13 hereof.

Distributable Cash means all cash of the Company derived from Company operations or Capital Transactions and miscellaneous sources (whether or not in the ordinary course of business) reduced by: (a) the amount necessary for the payment of all current installments of interest and/or principal due and owing with respect to third party debts and liabilities of the Company during such period, including but not limited to any real estate commissions, property management fees, marketing fees, utilities, closing costs, holding costs, construction costs, etc., incurred by or on behalf of the Company; (b) the repayment of Advances, plus interest thereon; and (c) such additional reasonable amounts as the Manager, in the exercise of sound business judgment, determines to be necessary or desirable as a “Reserve” for the operation of the business and future or contingent liabilities of the Company. Distributable Cash may be generated through either operations or Capital Transactions.

Distribution, Distributions or Cash Distributions shall mean the disbursement of cash or other property to the Manager or Members in accordance with the terms of this Agreement.

Economic Interest shall mean a Person’s right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive Distributions from, the Company, but does not include any other rights of a Member, including, without limitation, the right to vote or to participate in management, except as provided in the Act, and any right to information concerning the business and affairs of the Company.

Estimated Market Value shall mean the estimated market value of the Company, which shall be determined annually by the Manager and reported to the Members.

Fee shall mean an amount earned by the Manager or an Affiliate as compensation for various aspects of operation of the Company, as described in Article 5.2 hereof.

Fiscal Year shall mean the Company’s fiscal year, which shall be the calendar year.

Good Cause shall have the meaning set forth in Article 8.3 hereof.

Gross Asset Value shall mean the asset’s adjusted basis for federal income tax purposes, except as follows: the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Estimated Market Value of such asset as determined annually by the Manager. Gross Asset Value may be adjusted pursuant to Code sections 734 and 754 whenever it is determined by the Manager that such adjustment is appropriate and advantageous.

Interest or Membership Interest shall mean a Member’s rights in the Company including the Member’s Economic Interest, plus any additional right to vote or participate in management, and any right to information concerning the business and affairs of the Company provided by the Act and/or described in this Agreement.

Tulsa Real Estate Fund, LLC	D-3	Company Agreement

Investor shall mean a Person who is contemplating the purchase of Class A Interests.

Involuntary Transfer shall mean any transfer not specifically authorized under Article 11.

Involuntary Transferee shall mean a Member’s heirs, estate, or creditors that have taken by foreclosure, receivership, or inheritance and not as a result of a Voluntary Transfer.

Losses shall mean, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year under the cash method of accounting and as reported, separately or in the aggregate as appropriate, on the Company’s information tax return filed for federal income tax purposes plus any expenditures described in section 705(a)(2)(B) of the Code.

Major Decisions shall mean those decisions listed in Article 6.4 hereof.

Majority of Interests shall mean Members whose collective Percentage Interests represent more than fifty percent (50%) of the Interests, whether in the Company or in a particular Class, as specified in specific provisions of this Agreement. Where no class is specified, a Majority of Interests refers to Members having a majority of the total interests in the Company, regardless of class.

Manager shall initially refer to TULSA FOUNDERS, LLC, a Georgia limited liability company and each of its officers, shareholders, directors, employees and agents or any other Person or Persons, as well as any of its Affiliates that may become a Manager pursuant to this Agreement as further described in Article 1.4 of this Agreement or any other Manager who shall be qualified and elected per Article 8 of this Agreement.

Member means only a Person who: (1) has been admitted to the Company as a Member in accordance with the Certificate of Formation or this Agreement, or an assignee of an Interest in the Company who has become a Member; (2) who has not resigned, withdrawn, or been expelled as a Member or, if other than an individual, been dissolved. Member does not include a Person who succeeds to the Economic Interest of a Member, unless such Person is admitted as a new, Substitute or Additional Member, in accordance with the provisions for such admission as further described herein.

Member Nonrecourse Debt has the meaning set forth in section 1.704‑2(b)(4) of the Treasury Regulations.

Member Nonrecourse Debt Minimum Gain means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704‑2(i)(3) of the Treasury Regulations.

Member Nonrecourse Deductions has the meaning set forth in Treasury Regulation section 1.704-2(i)(2). For any Fiscal Year of the Company, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the net increase during that Fiscal Year in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year, reduced (but not below zero) by the amount of any Distributions during such year to the Member bearing the economic risk of loss for such Member Nonrecourse Debt if such Distributions are both from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, all as determined according to the provisions of Treasury Regulation section 1.704-2(i)(2). In determining Member Nonrecourse Deductions, the ordering rules of Treasury Regulation section 1.704-2(j) shall be followed.

Tulsa Real Estate Fund, LLC	D-4	Company Agreement

Nonrecourse Deductions has the meaning set forth in Treasury Regulation section 1.704-2(c). The amount of Nonrecourse Deductions for a Company Fiscal Year equals the net increase in the amount of Company Minimum Gain during that Fiscal Year, reduced (but not below zero) by the aggregate amount of any Distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain.

Nonrecourse Liability has the meaning set forth in section 1.704-2(b)(3) of the Treasury Regulations.

Notice of Sale shall have the meaning set forth in Article 11.5.1, pertaining to a Voluntary Transfer of a Member’s Interest.

Notice to Perform shall have the meaning set forth in Article 8.2.

Organization Expenses shall mean legal, accounting, and other expenses incurred in connection with the formation of the Company.

Percentage Interest shall mean the ownership interest in the Company of a Member, which shall be the calculated by dividing the number of Units purchased by the Member by the total number of Units (Class A or B) issued. See Article 2.2 of this Agreement; see also definition of Class A Percentage Interests above and Appendix B, Tables 1 and 2, attached to this Agreement.

Person means an individual, a partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation, or any other legal entity.

Preferred Return shall mean a pre-tax non-cumulative annual return of eight percent (8%) (simple interest) on the outstanding amount of each such Class A Member’s initial capital contribution.

Procedure, when capitalized, shall refer to the Internal Dispute Resolution Procedure described in Article 13 hereof.

Profits shall mean, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year under the cash method of accounting and as reported, separately or in the aggregate as appropriate, on the Company’s informational tax return filed for federal income tax purposes plus any income described in section 705(a)(1)(B) of the Code.

Tulsa Real Estate Fund, LLC	D-5	Company Agreement

Property, Properties or Company Property shall mean the distressed residential (single family) real estate throughout the United States to be acquired, renovated, operated and eventually sold by the Company.

Purchasing Member shall mean any current Member (or member of the Manager) contemplating the purchase of all or any portion of the rights of membership in the Company of a Member, including the Member’s Economic Interest and/or voting rights referenced in Articles 11 and 12.

Remaining Members shall have the meaning set forth in Articles 11.5.3 and 12.3 hereof.

Removal Notice shall have the meaning set forth in Article 8.4 hereof.

Section, when capitalized and followed by a number, refers the sections of the Appendices to this Company Agreement.

Selling Member shall mean any Member that sells, assigns, hypothecates, pledges, or otherwise transfers all or any portion of its rights of membership in the Company, including its Economic Interest and/or voting rights.

Substitute Member or Substituted Member shall mean any Person or entity admitted to the Company, after approval by the Manager, with all the rights of a Member pursuant to Article 11.4 of this Agreement and Section 4.3 of Appendix C to this Agreement.

Transferee, when capitalized, shall have the meaning set forth in Article 11.4 hereof.

Treasury Regulations shall mean the Regulations issued by the United States Department of the Treasury under the Code.

Unit shall mean the incremental dollar amount established by the Manager for sale of Interests that Investors can purchase in order to become Members of the Company. Note: Units issued by the Company are “personal property” and not “real property” Interests, thus, may be ineligible for exchange under federal tax law or “1031 exchange” rules.

Unreturned Capital Contributions means all Capital Contributions made by a Class A Member less any returned capital.

Voluntary Transfer shall have the meaning set forth in Article 11.

Working Capital and Reserves, Reserve or Reserves shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to Reserves that shall be maintained in amounts deemed sufficient by the Manager for working capital and to pay taxes, insurance, debt service, or other costs or expenses incidental to the ownership or operation of the Company’s business.

Tulsa Real Estate Fund, LLC	D-6	Company Agreement